                                                                     EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT


                                     AMONG



                               DS GROUP LIMITED,



                        THERMADYNE HOLDINGS CORPORATION


                                      AND


                      DELORO STELLITE HOLDINGS CORPORATION



               WITH RESPECT TO THE SALE OF ALL OF THE OUTSTANDING
             CAPITAL STOCK OF DELORO STELLITE HOLDINGS CORPORATION




                              DATED JULY 11, 1997

                               TABLE OF CONTENTS


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                                                        ARTICLE I

                                                       DEFINITIONS

         SECTION 1.1.  Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

                                                        ARTICLE II

                                                     THE ACQUISITION

         SECTION 2.1.  Purchase and Sale of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         SECTION 2.2.  Consideration for the Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         SECTION 2.3.  Purchase Price Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         SECTION 2.4.  Reduction in Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

                                                       ARTICLE III

                                        REPRESENTATIONS AND WARRANTIES OF HOLDINGS

         SECTION 3.1.  Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         SECTION 3.2.  Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         SECTION 3.3.  No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         SECTION 3.4.  Capitalization of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         SECTION 3.5.  Subsidiaries and Equity Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         SECTION 3.6.  Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         SECTION 3.7.  Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         SECTION 3.8.  Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         SECTION 3.9.  Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         SECTION 3.10. Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         SECTION 3.11. Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 3.12. Real Property; Liens and Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 3.13. Certain Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         SECTION 3.14. Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         SECTION 3.15. Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14





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
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         SECTION 3.16. Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         SECTION 3.17. Compliance with Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 3.18. Affiliate Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 3.19. Brokers' Fees and Commissions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 3.20. Proprietary Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 3.21. Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 3.22. Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 3.23. Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 3.24. Absence of Certain Business Practices  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

                                                        ARTICLE IV

                                                   REPRESENTATIONS AND
                                                   WARRANTIES OF BUYER

         SECTION 4.1.  Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         SECTION 4.2.  Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         SECTION 4.3.  No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 4.4.  Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 4.5.  Brokers' Fees and Commissions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 4.6.  Purchase for Investment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 4.7.  Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

                                                        ARTICLE V

                                                        COVENANTS

         SECTION 5.1.  Conduct of Business of the Company Prior to the Closing  . . . . . . . . . . . . . . . . . . .  22
         SECTION 5.2.  Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         SECTION 5.3.  Affirmative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         SECTION 5.4.  All Reasonable Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         SECTION 5.5.  Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         SECTION 5.6.  No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         SECTION 5.7.  Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         SECTION 5.8.  Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         SECTION 5.9.  Disclosure Supplements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         SECTION 5.10. No Implied Representations or Warranties; Due Diligence  . . . . . . . . . . . . . . . . . . .  27
         SECTION 5.11. No Solicitation of Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 5.12. Reorganization Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28





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
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         SECTION 5.13. Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 5.14. Intercompany Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         SECTION 5.15. Assignment of Lease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         SECTION 5.16. Solvency After the Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         SECTION 5.17. Covenant Not to Compete  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

                                                        ARTICLE VI

                                                    CLOSING CONDITIONS

         SECTION 6.1.  Conditions to Each Party's Obligations under this Agreement  . . . . . . . . . . . . . . . . .  32
         SECTION 6.2.  Conditions to the Obligations of Buyer under this Agreement  . . . . . . . . . . . . . . . . .  33
         SECTION 6.3.  Conditions to the Obligations of Holdings under this Agreement . . . . . . . . . . . . . . . .  34

                                                       ARTICLE VII

                                                         CLOSING

         SECTION 7.1.  Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

                                                       ARTICLE VIII

                                               SURVIVAL AND INDEMNIFICATION

         SECTION 8.1.  Survival of Representations, Warranties and Covenants  . . . . . . . . . . . . . . . . . . . .  36
         SECTION 8.2.  Limitations on Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         SECTION 8.3.  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         SECTION 8.4.  Defense of Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         SECTION 8.5.  Adjustment to Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         SECTION 8.6.  Exclusive Remedy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         SECTION 8.7.  City of Industry Site  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

                                                        ARTICLE IX

                                               TERMINATION AND ABANDONMENT

         SECTION 9.1.  Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         SECTION 9.2.  Procedure and Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43





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                                                        ARTICLE X

                                                 MISCELLANEOUS PROVISIONS

         SECTION 10.1.  Amendment and Modification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         SECTION 10.2.  Waiver of Compliance; Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         SECTION 10.3.  Validity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         SECTION 10.4.  Expenses and Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         SECTION 10.5.  Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         SECTION 10.6.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         SECTION 10.7.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         SECTION 10.8.  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         SECTION 10.9.  Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         SECTION 10.10. Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         SECTION 10.11. Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         SECTION 10.12. Jurisdiction and Venue  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         SECTION 10.13. Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         SECTION 10.14. Foreign Competition Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51


Annex A -        Matters to be covered in opinion of Weil, Gotshal & Manges LLP
Annex B -        Matters to be covered in opinion of Simpson Thacher & Bartlett
Annex C -        Matters to be covered in opinion of Allen & Overy





                                      (iv)
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                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT (this "Agreement"), dated July 11, 1997, by and among DS Group Limited, a corporation formed under the laws of England and Wales ("Buyer"), Thermadyne Holdings Corporation, a Delaware corporation ("Holdings"), and Deloro Stellite Holdings Corporation, a Delaware corporation formerly known as MAG Acquisition Corp. and Deloro Stellite Corporation (the "Company").

                                   RECITALS:

         WHEREAS, Holdings is the record and beneficial owner of all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the "Common Stock");

         WHEREAS, Holdings desires to sell to Buyer, and Buyer desires to purchase from Holdings, all of the issued and outstanding shares of Common Stock, all in accordance with the provisions of this Agreement;

         WHEREAS, the Board of Directors of Holdings and the Board of Directors of Buyer have approved the acquisition of the Company by Buyer pursuant to this Agreement; and

         WHEREAS, each of Buyer and Holdings desires to make certain representations, warranties and agreements in connection with the sale and acquisition of the Common Stock and also desires to set forth various conditions precedent thereto.

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS


         SECTION 1.1.  Definitions.  For purposes of this Agreement, the term:

                 (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another person.

                 (b)          "Canadian Bank Act" means Part XII of the Bank
Act (Canada).

                 (c) "Canadian Competition Act" means the Competition Act (Canada).

                 (d) "City of Industry Site" means that facility and real property located at 16425 Gale Street, City of Industry, California.

                 (e)          "Closing" has the meaning set forth in Section
7.1.

                 (f)          "Closing Date" has the meaning set forth in
Section 7.1.

                 (g) "Code" means the Internal Revenue Code of 1986, as amended (including any successor code), and the rules and regulations promulgated thereunder.

                 (h) "Consolidated Assets" means the consolidated assets of the Company determined in accordance with generally accepted accounting principles applied in a manner consistent with the manner consolidated assets have been determined for purposes of the Interim Balance Sheet.

                 (i) "Consolidated Liabilities" means the consolidated liabilities of the Company determined in accordance with generally accepted accounting principles applied in a manner consistent with the manner consolidated liabilities have been determined for purposes of the Interim Balance Sheet.

                 (j) "contract" means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement.

                 (k)          "Debt Commitment" has the meaning set forth in
Section 4.7.

                 (l) "Employee Arrangements" has the meaning set forth in Section 3.15(b).

                 (m) "Employee Benefit Plans" has the meaning set forth in Section 3.15(a).

                 (n) "Environmental Laws" means all applicable federal, state, local or foreign statutes, codes, rules, decrees, requirements or regulations of any Governmental Authority relating to or imposing liability or standards of conduct concerning the environment, natural resources, pollution or contamination, or human health as affected by any of the foregoing, to the extent in effect as of the Closing Date.

                 (o) "Environmental Report" has the meaning set forth in 3.23(g).

                 (p)          "Equity Commitment" has the meaning set forth in
Section 4.7.

                 (q) "ERISA" means Employee Retirement Income Security Act of 1974, as amended.

                 (r) "Exon-Florio Amendment" means section 721 of the Defense Production Act of 1950, as amended.

                 (s) "Financial Statements" has the meaning set forth in Section 3.7.

                 (t)          "GAAP" has the meaning set forth in Section 3.7.

                 (u) "German Competition Act" means the German Act Against Restraints of Competition, being Section 24 of the Gesetz gegen Wettbewerbsbeschrankungen.

                 (v) "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                 (w) "Hazardous Material" means any substance, material or waste which is regulated, defined or classified as such in or under any Environmental Law or that could potentially result in liability under any Environmental Law, including, without limitation, petroleum, petroleum products (including crude oil and any fraction thereof), asbestos, asbestos-containing materials, urea formaldehyde and polychlorinated biphenyls.

                 (x)          "HSR Act" has the meaning set forth in Section
3.6.

                 (y) "Indemnifiable Losses" has the meaning set forth in Section 8.2(a).

                 (z)          "Indemnifying Party" has the meaning set forth in
Section 8.2(a).

                 (aa) "Intercompany Indebtedness" means all outstanding intercompany obligations and accounts among Holdings and its Subsidiaries (other than the Company and its Subsidiaries), on the one hand, and the Company and its Subsidiaries, on the other hand.

                 (ab) "Interim Balance Sheet" has the meaning set forth in Section 3.7.

                 (ac) "knowledge" of Holdings means the actual knowledge, after due inquiry, of the individuals listed on Section 1.1(l) of the Disclosure Schedule.

                 (ad)         "Liens" has the meaning set forth in Section
3.12(b).

                 (ae) "Material Adverse Effect" means a material adverse effect on the business, operations, liabilities, properties, assets or financial condition of, in the case of Holdings or the Company, the Company and its Subsidiaries taken as a whole, and in the case of Buyer, Buyer and its Subsidiaries taken as a whole.

                 (af) "Net Assets" means the difference between the amount of Consolidated Assets and the amount of Consolidated Liabilities.

                 (ag) "person" means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or, as applicable, any other entity.

                 (ah)         "Protected Business" has the meaning set forth in
Section 5.17(a).

                 (ai)         "Purchase Price" has the meaning set forth in
Section 2.2.

                 (aj) "Reorganization Transactions" means (i) the merger of Deloro Stellite Group, Inc., a Delaware corporation formerly known as Materials Application Group, Inc. ("DSG"), with and into Deloro Stellite Company, Inc., a Delaware corporation formerly known as Stoody Deloro Stellite, Inc. ("DSC"), with DSC as the surviving corporation (the "DSC Merger"), (ii) the acquisition by Holdings or its assignee of all shares of Arcair Stoody Europe, S.A., a Belgian corporation and Arcair Stoody Stellite Pacific, Limited, a Hong Kong corporation, and (iii) the transactions contemplated by
(A) the Acquisition Agreement, dated June 30, 1997, among DSC, Stoody Company, a Delaware corporation ("Stoody"), and Holdings relating to the acquisition by Stoody of the assets relating to the Stoody division of DSC and all of the issued and outstanding capital stock of HMA, Inc., a Delaware corporation ("HMA"), (B) the Letter Agreement, dated June 30, 1997, between Thermadyne International Corp., a Delaware corporation ("TIC"), and DSC relating to the acquisition by TIC of the issued and outstanding quotas of Thermadyne do Brasil LTDA owned by DSC, (C) the Letter Agreement, dated June 30, 1997, between Tweco Products, Inc., a Delaware corporation ("TPI"), and DSC relating to the acquisition of all of the issued and outstanding capital stock of Arcair Company, a Delaware corporation ("Arcair"), and (D) the Letter Agreement dated June 30, 1997, between TIC and DSC relating to the acquisition by TIC of the issued and outstanding capital stock of Thermadyne de Mexico, S.A. de C.V. owned by DSC and (iii) following the transactions set forth in (ii) above, (A) the merger of Hard Metal Alloys, Inc., a Florida corporation, with and into its sole stockholder, HMA, with HMA as the surviving corporation, (B) following the merger described in the preceding clause (A), the merger of HMA with and into its sole stockholder, Stoody, with Stoody as the surviving corporation, (C) the merger of Arcair with and into its sole stockholder, TPI, with TPI as the surviving corporation, and (D) the dissolution of Stoody International Company, a California corporation, in accordance with the California General Corporation Act.

                 (ak) "Seller Consolidated Returns" shall mean all consolidated, combined, affiliated or unitary Tax Returns which include the taxable income or loss of any of the Company or its Subsidiaries and any of the Holdings or its Subsidiaries (other than the Company or its Subsidiaries) for taxable periods ending on or before the Closing Date.

                 (al) "Senior Debt" means all indebtedness of Holdings and its Subsidiaries under that certain Amended and Restated Credit Agreement, dated as of June 25, 1996, among Holdings, the financial institutions named therein, and Bankers Trust Company, as Agent, as amended (the "Credit Agreement").

                 (am) "Shares" means the 1,000 shares of Common Stock being sold by Holdings to Buyer pursuant to this Agreement.

                 (an) "Subsidiary" means any person of which at least a majority of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such person is owned, directly or indirectly, by another person.

                 (ao) "Taxes" shall mean any and all taxes, charges, fees, levies, duties, tariffs or other similar assessments or liabilities imposed by the United States of America, or by any state, local, or foreign government, or any subdivision, agency, or other similar person of the United States or any such government, including without limitation (a) income, gross receipts, excise, property, sales, use, transfer, withholding, payroll, and franchise taxes; and (b) any interest, fines, penalties, or additions to taxes resulting from, attributable to, or incurred in connection with any Taxes.

                 (ap) "Tax Returns" means any report, return or statement or any amendment thereof required to be supplied to a taxing authority in connection with Taxes.

                 (aq) "Transition Services Agreement" means an agreement reasonably acceptable to Holdings and Buyer providing for reasonable transition services relating to certain services currently shared between Holdings and the Company and its Subsidiaries.

                                   ARTICLE II

                                THE ACQUISITION

         SECTION 2.1. Purchase and Sale of Shares. On the terms and subject to the conditions hereof, at the Closing, Holdings will sell, assign, transfer and convey to Buyer, and Buyer will purchase and acquire from Holdings, all right, title and interest of Holdings in and to the Shares, free and clear of all Liens.

         SECTION 2.2. Consideration for the Shares. The aggregate purchase price payable by Buyer for the Shares shall be $95,043,000 in cash (the "Purchase Price"). On the Closing Date, Buyer will pay the Purchase Price by wire transfer of immediately available funds to the account of Holdings set forth below:

                Bank:                         Bankers Trust
                ABA No.:                      021001033
                Account Name:                 Thermadyne Industries, Inc.
                Account No.:                  00-325-593

         SECTION 2.3. Purchase Price Adjustment. (a) As soon as practicable, but in no event later than 60 days following the Closing Date, Holdings shall prepare an unaudited consolidated balance sheet of the Company as of the Closing Date (including the notes thereto, the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall fairly present the consolidated financial position of the Company in accordance with GAAP applied on a consistent basis in the same manner as the Interim Balance Sheet.

                 (b) During the preparation of the Closing Date Balance Sheet and the period of any dispute within the contemplation of this
Section 2.3, Buyer shall cause the Company to (i) provide Holdings and Holdings' authorized representatives with full access to the books, records, facilities and employees of the Company, (ii) provide Holdings as promptly as practicable after the Closing Date (but in no event later than 20 business days after the Closing Date) with normal month-end closing financial information for the period ending on the Closing Date, and (iii) cooperate fully with Holdings and Holdings' authorized representatives, including the provision on a timely basis of all information necessary or useful in preparing the Closing Date Balance Sheet.

                 (c) Holdings shall deliver a copy of the Closing Date Balance Sheet to Buyer promptly after it has been prepared. After receipt of the Closing Date Balance Sheet, Buyer shall have 30 days to review the Closing Date Balance Sheet, together with the workpapers used in the preparation thereof. Buyer and its authorized representatives shall have full access to all relevant books and records and employees of Holdings to the extent required to complete their review of the Closing Date Balance Sheet. Unless Buyer delivers written notice to Holdings on or prior to the 30th day after Buyer's receipt of the Closing Date Balance Sheet specifying in reasonable detail all disputed items and the basis therefor, Buyer shall be deemed to have accepted and agreed to the Closing Date Balance Sheet. If Buyer so notifies Holdings of its objection to the Closing Date Balance Sheet, Buyer and Holdings shall, within 30 days following such notice (the "Resolution Period"), attempt to resolve their differences and any resolution by them as to any disputed differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

                 (d) At the conclusion of the Resolution Period all amounts remaining in dispute shall be submitted to a firm of nationally recognized independent public accountants (the "Neutral Auditors") selected by Holdings and Buyer within 10 days after the expiration of the Resolution Period. If Holdings and Buyer are unable to agree on the Neutral Auditors, then Buyer and Holdings shall each have the right to request the American Arbitration Association to appoint the Neutral Auditors, who shall not have had a material relationship with Holdings, Buyer or any of their respective affiliates within the past two years. Each party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne equally by Holdings and Buyer. The Neutral Auditors shall act as an arbitrator to determine, based solely on presentations by Holdings and Buyer, and not by independent review, only those issues still in dispute. The Neutral Auditors' determination shall be made within 30 days of their selection, shall be set forth in a written statement delivered to Holdings and Buyer and shall be final, binding and conclusive. The term "Adjusted Closing Date Balance Sheet", as hereinafter used, shall mean the definitive Closing Date Balance Sheet agreed to by Buyer and Holdings in accordance with Section 2.3(c) or the definitive Closing Date Balance Sheet resulting from the determinations made by the Neutral Auditors in accordance with this Section 2.3(d) (in addition to those items theretofore agreed to by Holdings and Buyer).

                 (e) If the amount of Net Assets calculated in accordance with the Adjusted Closing Date Balance Sheet exceeds $24,108,000 (being the amount of Net Assets calculated in accordance with the Interim Balance Sheet) (the "Purchase Price Deficiency"), the Buyer shall pay Holdings the Purchase Price Deficiency. If the amount of Net Assets calculated in accordance with the Interim Balance Sheet ($24,108,000) exceeds the amount of Net Assets calculated in accordance with the Adjusted Closing Date Balance Sheet (the "Purchase Price Surplus"), Holdings shall pay the Buyer the Purchase Price Surplus. Any amounts required to be paid pursuant to this Section 2.3(e) shall be paid by wire transfer in immediately available funds to the account specified by the party to whom such payment is owed within five business days after the Adjusted Closing Date Balance Sheet is agreed to by Buyer and Holdings or any remaining disputed items are ultimately determined by the Neutral Auditors.

         SECTION 2.4. Reduction in Purchase Price. If any payment is made by Holdings to Buyer under or in respect of any breach of this Agreement, the payment shall so far as possible be treated as a reduction in the Purchase Price.


                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF HOLDINGS

         Holdings represents and warrants to Buyer as set forth below:

         SECTION 3.1.  Organization and Qualification.  Except as set forth in
Section 3.1 of the Disclosure Schedule, each of Holdings and the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is qualified or licensed to do business and is in good standing in every jurisdiction where the nature of the business conducted by it or the properties owned or leased by it requires qualification, except where the failure to be so qualified or licensed would not, in the aggregate, have a Material Adverse Effect. Holdings has delivered or made available to Buyer complete and correct copies of the Certificates or Articles of Incorporation and Bylaws (or similar organizational documents) of the Company and each of its Subsidiaries.

         SECTION 3.2. Authorization. Each of Holdings and the Company has full corporate power and authority to execute and deliver this Agreement and any other agreement or document executed or to be executed by Holdings and/or the Company in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Holdings and the Company, the performance by Holdings and the Company of their respective obligations hereunder, and the consummation by them of the transactions contemplated hereby, have been duly authorized by their respective Boards of Directors. No other corporate or stockholder action on the part of Holdings or the Company is necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Holdings and the Company. This Agreement constitutes, and each other agreement or document to be executed by Holdings and/or the Company in connection with the transactions contemplated hereby when so executed and delivered will constitute, a valid and binding obligation of Holdings and/or the Company, as applicable, enforceable against such party in accordance with its respective terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by principles of equity regarding the availability of remedies.

         SECTION 3.3. No Violation. Except as set forth in Section 3.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement by Holdings and the Company and the performance by Holdings and the Company of their respective obligations hereunder nor the consummation by Holdings and the Company of the transactions contemplated hereby will (a) violate, conflict with or result in any breach of any provision of the Certificates of Incorporation or Bylaws (or similar constitutive document) of Holdings, the Company or any of its Subsidiaries, (b) violate, conflict with or result in a violation, breach, acceleration or termination of, constitute a default (with or without due notice or lapse of time or both) or require notice to or the consent of any third party under, the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any material license, lease or agreement to which Holdings, the Company or any of its Subsidiaries is a party or (c) assuming compliance with the HSR Act, the Exon-Florio Amendment, the Canadian Bank Act, the Canadian Competition Act and the German Competition Act, conflict with or violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation of any court or Governmental Authority applicable to Holdings, the Company or any of its Subsidiaries.

         SECTION 3.4. Capitalization of the Company. The authorized capital stock of the Company consists of 1,000 shares, all of which are designated Common Stock. The Shares constitute all of the issued and outstanding capital stock of the Company and all of the Shares have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. There are (i) no options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating the Company to issue any additional shares of capital stock or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of the Company, (ii) agreements or commitments obligating the Company to repurchase, redeem or otherwise acquire or dispose of any shares of capital stock of the Company (other than this Agreement), (iii) restrictions on the transfer of any shares of capital stock of the Company (other than those restrictions resulting from federal and state securities or "blue sky" laws) or
(iv) requirements of the Company or Holdings to vote any shares of capital stock of the Company. The Shares are owned of record and beneficially by Holdings free and clear of all Liens other than the pledge thereof to secure the Senior Debt. Holdings will have at Closing good and marketable title to the Shares and the absolute right to sell, assign and transfer the same to Buyer free and clear of all Liens.

         SECTION 3.5.  Subsidiaries and Equity Investments.

                 (a) Section 3.5 of the Disclosure Schedule sets forth the name, jurisdiction of incorporation, capitalization and percentage ownership of each direct and indirect Subsidiary of the Company and all equity investments of the Company and its Subsidiaries. Except as set forth on
Section 3.5 of the Disclosure Schedule, the Company owns no capital stock or other equity interest in any person other than the Subsidiaries.

                 (b) All of the outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable, have not been issued in violation of any preemptive rights, and, except as specified in Section 3.5 of the Disclosure Schedule, are owned of record and beneficially, directly or indirectly, by the Company, free and clear of any Liens.

                 (c) There are no (i) options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating any of the Company's Subsidiaries to issue any additional shares of capital stock of such Subsidiary or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of such capital stock,
(ii) agreements or commitments obligating any Subsidiary of the Company to repurchase, redeem or otherwise acquire or dispose of any shares of capital stock of such Subsidiary, (iii) restrictions on the transfer of any shares of capital stock of any Subsidiary of the Company (other than those restrictions resulting from federal and state securities or "blue sky" laws) or (iv) requirements of the Company or Holdings to vote any shares of capital stock of any Subsidiary of the Company.

         SECTION 3.6.  Consents and Approvals.  Except as set forth in Section
3.6 of the Disclosure Schedule, no filing or registration with, no notice to and no permit, authorization, consent or approval of any Governmental Authority is necessary for the consummation by Holdings and the Company of the transactions contemplated by this Agreement other than (a) consents and approvals of or filings or registrations pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Exon-Florio Amendment, the German Competition Act, the Canadian Competition Act and the Canadian Bank Act, (b) those already obtained, and (c) consents, registrations, approvals, authorizations, permits, filings or notifications which the failure to obtain, in the aggregate, would not have a Material Adverse Effect.

         SECTION 3.7.  Financial Statements.  Holdings has delivered to Buyer
(a) copies of the unaudited consolidated balance sheets of the Company as of December 31, 1995, and December 31, 1996, together with the related unaudited consolidated statements of operations and cash flows for the years then ended,
(b) copies of the unaudited consolidated balance sheet of the Company as of March 31, 1997, together with the related unaudited consolidated statements of operations and cash flow for the three-month period ending on such date, (c) copies of the audited consolidated balance sheet of the Company as of December 31, 1996, together with the related audited consolidated statements of income and cash flows for the year then ended, and (d) copies of the audited consolidated balance sheet of the Company as of March 31, 1997 (the "Interim Balance Sheet"), together with the related audited consolidated statements of income and cash flows for the three-month period ended on such date (such financial statements being hereinafter referred to as the "Financial Statements"). The Financial Statements (i) were prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") throughout the periods covered thereby, except as otherwise noted thereon or (in the case of unaudited Financial Statements) disclosed in Section 3.7 of the Disclosure Schedule and except (in the case of unaudited Financial Statements) for the absence of notes thereto, and (ii) present fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company as of such dates and for the periods then ended (subject, in the case of the unaudited Financial Statements, to normal year-end adjustments). The books and records of and relating to the Company and each of its Subsidiaries have been maintained in accordance with good business practices on a consistent basis and accurately reflect and evidence the transactions of the Company and each such Subsidiary in all material respects.

         SECTION 3.8. Absence of Undisclosed Liabilities. There are no liabilities or financial obligations of the Company or any of its Subsidiaries that are required to be reflected on a balance sheet prepared in accordance with GAAP, other than liabilities and obligations (a) provided for or reserved against in the Financial Statements, (b) arising after March 31, 1997 in the ordinary course of business, (c) which would not have a Material Adverse Effect, or (d) disclosed in Section 3.8 of the Disclosure Schedule.

         SECTION 3.9.  Absence of Certain Changes.  Except as disclosed in
Section 3.9 of the Disclosure Schedule, since March 31, 1997, neither the Company nor any of its Subsidiaries has (a) suffered a Material Adverse Effect, whether individually or in the aggregate, except to the extent the same results from changes in the economy in general or normal price fluctuations related to the wear resistance industry, (b) conducted its business in any material respect not in the ordinary and usual course, (c) except in the ordinary course of business, incurred any long-term indebtedness for borrowed money or issued any debt securities or assumed, guaranteed or endorsed the obligations of any other person except for obligations of its Subsidiaries, (d) sold, transferred or otherwise disposed of any of its material property or assets, or (e) mortgaged or encumbered any of its material property or assets.

         SECTION 3.10. Conduct of Business. Except as set forth in the notes to the Financial Statements or Section 3.10 of the Disclosure Schedule, no event has occurred since March 31, 1997, which, had it occurred subsequent to the date of this Agreement, would have required the consent or approval of Buyer in writing pursuant to Section 5.1 hereof.

         SECTION 3.11. Litigation. Except as set forth in Section 3.11 of the Disclosure Schedule, there is (a) no action, suit or proceeding ("Litigation") pending or, to the knowledge of Holdings, threatened against the Company or any of its Subsidiaries before any court, arbitrator or administrative or governmental body which, if determined adversely, would have a Material Adverse Effect, and (b) no material Litigation pending or threatened by the Company or any of its Subsidiaries against any third party before any court, arbitrator or administrative or governmental body. Neither the Company nor any of its Subsidiaries is in violation of or default under any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

         SECTION 3.12. Real Property; Liens and Encumbrances.

                 (a) Section 3.12 of the Disclosure Schedule contains a complete and accurate list and description of all real property owned or leased by the Company or its Subsidiaries as of the date hereof.

                 (b) Except as set forth in Section 3.12 of the Disclosure Schedule, all properties and assets owned by the Company and its Subsidiaries are free and clear of all liens, encumbrances, pledges, claims, security interests, mortgages, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments and other burdens (collectively, "Liens") except (i) Liens for taxes and other statutory Liens not yet delinquent, (ii) purchase money or vendor Liens not yet delinquent, (iii) Liens reflected in the Financial Statements (which have not been discharged) and (iv) Liens which in the aggregate do not materially detract from the value or, in the case of personal property, materially impair the use by the Company or any of its Subsidiaries of properties or assets subject thereto or, in the case of real property, materially impair the present and continued use in the usual and normal conduct of the business of the Company and its Subsidiaries.

                 (c) All improvements on the properties owned or leased by the Company or any of its Subsidiaries are in compliance with applicable laws, ordinances and regulations in all respects necessary to operate their respective businesses, except for any instances of non-compliance which do not and will not in the aggregate have a Material Adverse Effect.

                 (d) Each lease of any property is valid, binding and enforceable in accordance with its terms (except that enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by principles of equity regarding the availability of remedies) and is in full force and effect, and to the best of Holdings' and the Company's knowledge, there are no offsets or defenses by either landlord or tenant thereunder which could be expected to have a Material Adverse Effect. Holdings and the Company knows of no existing defaults, and to the best of Holding's and the Company's knowledge, no events or circumstances have occurred which, with or without notice or lapse of time or both, would constitute defaults, under any of the leases of such properties which could be expected to have a Material Adverse Effect. Except as set forth in Section
3.13 of the Disclosure Statement, the sale of the Shares will not, with respect to any such leases of such properties, (i) permit the landlord to accelerate the rent or cause any material lease terms to be renegotiated, (ii) constitute a material default thereunder, or (iii) require the consent of the landlord or any third party.

         SECTION 3.13. Certain Agreements. Except as described in Section 3.13 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written agreement with any officer, director or employee of the Company or any of its Subsidiaries (a) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (b) providing severance benefits or other benefits after the termination of employment regardless of the reason for such termination of employment, or (c) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as disclosed in Section 3.13 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any (i) agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation for the borrowing of money or (ii) other contract, agreement or commitment of the Company or any of its Subsidiaries material to the business, operations or financial condition of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in default under any of the agreements, contracts or obligations described in Section 3.13 of the Disclosure Schedule, except such defaults which, in the aggregate, would not have a Material Adverse Effect. Except as set forth in Section 3.13 of the Disclosure Schedule, no consent is required under any contract or agreement listed on Section 3.13 of the Disclosure Schedule in connection with the consummation of the transactions contemplated by this Agreement except for consents which the failure to obtain would not have a Material Adverse Effect. Each of the contracts listed in Section 3.13 of the Disclosure Schedule is valid, binding and enforceable in accordance with its terms (except that enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by principles of equity regarding the availability of remedies) and is in full force and effect.

         SECTION 3.14. Permits. The Company and each of its Subsidiaries has obtained all permits, authorizations, certificates, approvals, licenses, exemptions and classifications of Governmental Authorities required for the conduct of its business (except for those the absence or violation of which does not and will not have a Material Adverse Effect), all of which are described on Section 3.14 of the Disclosure Schedule.

         SECTION 3.15. Employee Benefit Plans.

                 (a)          Set forth in Section 3.15(a) of the Disclosure
Schedule is an accurate and complete list of each domestic and foreign employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"), including each scheme providing any "relevant benefit" as defined in UK Legislation in Section 612 of the Income and Corporation Taxes Act of 1988), and each stock option, stock appreciation right, restricted stock, incentive, bonus, employment, severance or salary or benefits continuation plan, program, arrangement or agreement maintained by the Company or any of its Subsidiaries or to which the Company or any such Subsidiary contributes (or has any obligation to contribute), has any liability (other than joint and several liability pursuant to Section 414 of the Code or is a party (collectively, the "Employee Benefit Plans").

                 (b) Except to the extent that a breach of any of the following representations would not have a Material Adverse Effect, (i) each Employee Benefit Plan is in substantial compliance with applicable law (including, without limitation, ERISA and the Code and other applicable foreign law) and has been administered and operated (including in relation to the making of contributions or payment of premiums, as the case may be) in all respects in accordance with its terms and no remedial contributions, taxes, penalties or fees are currently owing thereunder; (ii) each Employee Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code as received a favorable determination letter from the Internal Revenue Service, and each foreign Employee Benefit Plan which is intended to have a similar status under applicable non-U.S. law has received a determination of such status from the relevant governmental authority, and, to the knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination; (iii) no complete or partial termination of any plan covered by Title IV of ERISA, or any other non-U.S. defined benefit plan, with respect to which the Company or any Subsidiary could have liability has occurred and no proceedings have been instituted to terminate or appoint a trustee to administer any such plan; (iv) neither the Company nor any of its Subsidiaries has incurred any unsatisfied liability to the Pension Benefit Guaranty Corporation (the "PBGC") with respect to any "single- employer plan" (within the meaning of Section 4001(a)(15) of ERISA), including, without limitation, any liability under Section 4069 of ERISA or any penalty imposed under Section 4071 of ERISA, except for payments of premiums to the PBGC; (v) no Employee Benefit Plan is subject to Title IV of ERISA and no Employee Benefit Plan is subject to Section 412 or 418B of the Code or Section 302 of ERISA has incurred any accumulated funding deficiency (whether or not waived) within the meaning of such sections of the Code or ERISA; (vi) full payment has been timely made of all amounts which the Company or any of its Subsidiaries is required under applicable law or under any Employee Benefit Plan to have paid as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof, and the Company and its Subsidiaries have made adequate provisions, to the extent required by GAAP, in their consolidated financial statements for all obligations and liabilities under all Employee Benefit Plans that have accrued but have not been paid because they are not yet due under the terms of any such Employee Benefit Plan or applicable law; (vii) no Employee Benefit Plan currently contributed to by the Company or any of its Subsidiaries is a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, or a "multi employer plan" within the meaning of the Code or ERISA and neither the Company nor any of its Subsidiaries has incurred any unsatisfied withdrawal liability under Title IV of ERISA with respect to any such plan; (viii) neither the Company nor any of its Subsidiaries has incurred any material liability (including, without limitation, additional contributions, fines, taxes, penalties or loss of tax deduction) as a result of a failure to administer or operate any Employee Benefit Plan that is a "group health plan" (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code) in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code; (ix) no liability, claim, action, audit, examination or litigation has been made, commenced or, to the Company's knowledge, threatened with respect to any Employee Benefit Plan (other than for benefits payable in the ordinary course); (x) the Company and its Subsidiaries have complied to the extent required by applicable law with all obligations under the German Social Security Regulations as of the date of this Agreement; and (xi) no "key managerial employee" of the Company or any of its Subsidiaries has given, or has been given, notice of termination of his or her employment or has indicated an intention to terminate his or her employment, or has received an increase in compensation and benefits since December 31, 1996, except for increases as a result of promotions or in the ordinary course in accordance with past practice. "Key managerial employee" shall mean Dan Lorden, John Pawlikowski, Jim Wu, Jim Fox, Joe Overton, Gunther Clos and Ken Pearce.

                 (c) Except with respect to any multiemployer plan, Holdings and the company have provided Buyer (i) current, accurate and complete copies of all documents embodying each Employee Benefit Plan, and the trust or funding agreements and summaries with respect thereto (ii) the most recent actuarial valuation with respect to any Employee Benefit Plan, (iii) the most recent annual report (Series 5500 and all schedules thereto or other comparable foreign reports) required in connection with any Employee Benefit Plan and (iv) the most recent IRS determination letter received in respect of an Employee Benefit Plan that is intended to satisfy the requirements of Code Section 401(a), and all information provided by Holdings, the Company and its Subsidiaries in connection with the preparation of the documents in (ii) and
(iii) was true and correct in all material respects when so provided.

         SECTION 3.16. Taxes. Except as set forth in Section 3.16 of the Disclosure Schedule:

                 (a) all material Tax Returns required to be filed by the Company and each of its Subsidiaries have been filed (and all such Tax Returns were correct and complete in all material respects); the Company and each of its Subsidiaries has paid (or there has been paid on its behalf) all material Taxes that are due with respect to it;

                 (b) there are no outstanding agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from the Company or its Subsidiaries for any taxable period;

                 (c) no audit or other proceeding by any court or Governmental Authority is pending with respect to any material Taxes due from the Company or any of its Subsidiaries, and no claim for or assessment of material Taxes is proposed or, to the knowledge of Holdings is threatened against the Company or any of its Subsidiaries.

                 (d) there are no liens for, or in respect of, Taxes on any of the assets of the Company or its Subsidiaries, other than liens for
(i) Taxes which are not yet due and payable, or (ii) which are being contested in good faith and for which adequate reserves have been established in the books and records of the Company and its Subsidiaries.

                 (e) all material Taxes required to have been withheld, collected or deposited by the Company or any of its Subsidiaries with respect to any payments made by the Company or any of its Subsidiaries to any employee or independent contractor have been timely withheld, collected or deposited and, to the extent required under applicable law, have been paid to the relevant governmental or taxing authorities;

                 (f) none of the Company or any of its Subsidiaries is a party to or has any obligation under any Tax sharing, Tax allocation or other similar contract or agreement.

                 (g) no claim for, or assessment of, material Taxes due from the Company or any of its Subsidiaries has been made or, to the knowledge of Holdings, threatened by any Governmental Authority of a jurisdiction in which the Company or any of the Subsidiaries does not currently file Tax Returns based upon an assertion that the Company or such Subsidiary is required to file Tax Returns with, or is otherwise subject to taxation by, such jurisdiction;

                 (h) Holdings is not a "foreign person" within the meaning of Section 1445(b)(2) of the Code; and

                 (i) There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party with respect to any person that, individually or collectively, could give rise to the payment in connection with the transactions contemplated by this Agreement of any amount that would not be deductible by the Company or any of its Subsidiaries by reason of the application of Section 280G of the Code.

         SECTION 3.17. Compliance with Applicable Law.  Except as set forth in
Section 3.17 of the Disclosure Schedule, the Company and its Subsidiaries are not, and have not been during the preceding two years, in violation of any provision of any Federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the business, properties or operations of the Company or any of its Subsidiaries, except such violations which, in the aggregate, would not have a Material Adverse Effect.

         SECTION 3.18.  Affiliate Transactions.  Except as disclosed in Section
3.18 of the Disclosure Schedule, there are no existing agreements, understandings or arrangements between the Company or any of its Subsidiaries, on the one hand, and Holdings or any affiliate of Holdings, on the other hand, relating to the properties, assets or the conduct of the business and operations of the Company or any of its Subsidiaries.

         SECTION 3.19. Brokers' Fees and Commissions. Except for Gleacher NatWest Inc. (whose compensation is solely the responsibility of Holdings), none of Holdings, the Company and their respective directors, officers, employees or agents has employed any investment banker, broker or finder in connection with the transactions contemplated hereby, and no party has made any claim for any brokerage commission, finder's fee or similar payment due from Holdings or the Company.

         SECTION 3.20. Proprietary Rights.

                 (a) Section 3.20 of the Disclosure Schedule contains a complete and accurate list of (i) all registered patents, trademarks, copyrights, service marks and tradenames of the Company and its Subsidiaries and (ii) all patent, trademark and copyright applications of the Company or its Subsidiaries which have been filed and are currently pending.

                 (b) Except as set forth in Section 3.20 of the Disclosure Schedule, (i) the Company and its Subsidiaries own or possess adequate licenses or other valid rights to use all United States and foreign copyrights, patents, trademarks, trade names, service marks, copyrights and applications therefor, and all trade secrets and proprietary technology and information which are material to the conduct of the business of the Company and its Subsidiaries (the "Intellectual Property Rights"), (ii) as of the date of this Agreement, the validity of the Intellectual Property Rights and the title thereto of the Company or any Subsidiary are not being questioned in any litigation to which the Company or any Subsidiary is a party, nor to the knowledge of Holdings, is any such litigation threatened nor has any such claim been asserted, (iii) as of the date of this Agreement, to the knowledge of Holdings, the conduct of the business of the Company and its Subsidiaries as now conducted does not conflict with any valid patents, trademarks, trade name, service marks, copyrights or other proprietary rights of others in any way which would have a Material Adverse Effect, and no such claim has been asserted against the Company or any Subsidiary nor has any such litigation been threatened or commenced against the Company or any Subsidiary and (iv) to Holdings' knowledge, no person is infringing upon the Intellectual Property Rights of the Company or any of its Subsidiaries.

         SECTION 3.21. Labor Relations.  Except as listed or described in
Section 3.21 of the Disclosure Schedule, the Company and its Subsidiaries have no unfair labor practice charges or complaints pending or, to the knowledge of Holdings, threatened against any of them before the National Labor Relations Board or any similar body. There is no labor strike, dispute, slowdown, stoppage or similar labor difficulty pending or, to the knowledge of Holdings, threatened against the Company or any of its Subsidiaries. Except as disclosed in Section 3.21 of the Disclosure Schedule, no employees of the Company or any of its Subsidiaries are currently represented by a union or other labor organization or covered by any collective bargaining agreement, and to the knowledge of Holdings, no union is attempting to organize any such employees.

         SECTION 3.22. Insurance. All material insurance policies (the "Insurance Policies") with respect to the property, assets, operations and business of the Company and its Subsidiaries are listed in Section 3.22 of the Disclosure Schedule and are in full force and effect. Except as set forth in
Section 3.22 of the Disclosure Schedule, as of the date of this

Agreement, there are no pending material claims against the Insurance Policies by the Company or any of its Subsidiaries as to which the insurers have denied liability. Holdings makes no representation or warranty that such insurance will be continued or is continuable after the Closing.

         SECTION 3.23. Environmental Matters.  Except as disclosed on Section
3.23 of the Disclosure Schedule or as specifically identified in the Environmental Reports delivered to Buyer:

                 (a) the operations of the Company and its Subsidiaries are, and within all applicable statutes of limitation periods have been, in compliance with all applicable Environmental Laws, except for non-compliance which, in the aggregate, would not have a Material Adverse Effect;

                 (b) each of the Company and its Subsidiaries has obtained all permits, licenses and other authorizations that are required under applicable Environmental Laws ("Environmental Permits") to conduct their businesses except where the failure to possess such Environmental Permits, in the aggregate, would not have a Material Adverse Effect; and the Company reasonably believes that such Environmental Permits, and any other Environmental Permits as to which the Company believes there is a reasonable possibility will be required of the Company or any of its Subsidiaries, will be timely obtained in the ordinary course of business, other than exceptions to any of the foregoing that, in the aggregate, would not have a Material Adverse Effect;

                 (c) no judicial or administrative proceedings or investigations are pending or, to the knowledge of Holdings, threatened against the Company or its Subsidiaries and no written notice, citation, summons or order has been delivered to the Company or its Subsidiaries by any Governmental Authority pursuant to any applicable Environmental Laws (collectively, "Environmental Claims"), except for such Environmental Claims which, in the aggregate, would not have a Material Adverse Effect;

                 (d) all real property currently or, to the knowledge of Holdings, formerly owned, operated or leased by the Company or its Subsidiaries is free from contamination that would have a Material Adverse Effect and, to the knowledge of Holdings, there are no other locations with contamination from disposal, recycling, or otherwise that, in the aggregate would have a Material Adverse Effect;

                 (e) no real property currently (or to the knowledge of Holdings, formerly) owned, operated or leased by the Company or its Subsidiaries is listed or has been formally proposed for listing on the National Priorities List, the Comprehensive Environmental Response Compensation and Liability and Information System or any analogous state lists;

                 (f) there are not now on, in or under any real property currently or, to the knowledge of Holdings, formerly owned, leased or operated by the Company or its Subsidiaries (i) any underground storage tanks ("USTs"), (ii) any asbestos-containing materials ("ACMs"), or (iii) any polychlorinated biphenyls ("PCBs"), except for such USTs, ACMs or PCBs, the presence of which, in the aggregate, would not have a Material Adverse Effect; and

                 (g) there are no environmental investigations, studies, audits, tests, reviews or other analyses (collectively, "Environmental Reports") in the possession (or to the knowledge of Holdings, control) of Holdings or the Company in relation to any real property currently or formerly owned or leased by the Company or its Subsidiaries that have not been made available to Buyer.

                 (h) none of the matters disclosed on Section 3.23 of the Disclosure Schedule, in the Environmental Reports delivered to the Buyer, or that are otherwise exceptions to any of the foregoing representations and warranties in Section 3.23, individually or in the aggregate, are reasonably expected to have a Material Adverse Effect.

         SECTION 3.24. Absence of Certain Business Practices. Neither the Company, its Subsidiaries nor any of their respective officers or, to the knowledge of Holdings, their respective employees has, directly or indirectly, within the past five years given or agreed to give any bribe or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Company or any of its Subsidiaries (or assist the Company or any of its Subsidiaries in connection with any actual or proposed transaction) in violation of any federal, state, local or foreign law or regulation.


                                   ARTICLE IV

                              REPRESENTATIONS AND
                              WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Holdings as set forth below:

         SECTION 4.1. Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not, in the aggregate, have a Material Adverse Effect.

         SECTION 4.2. Authorization. Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other corporate proceeding on the part of Buyer is necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except to the extent that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by principles of equity regarding the availability of remedies.

         SECTION 4.3. No Violation. Neither the execution and delivery of this Agreement by Buyer and the performance by Buyer of its obligations hereunder nor the consummation by Buyer of the transactions contemplated hereby will (a) violate, conflict with or result in any breach of any provision of the Certificate or Articles of Incorporation or Bylaws of Buyer, (b) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any material license, lease or agreement to which Buyer or any of Buyer's Subsidiaries is a party or (c) assuming compliance with the HSR Act, the Exon-Florio Amendment, the German Competition Act, the Canadian Competition Act and the Canadian Bank Act, conflict with or violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or domestic or foreign Governmental Authority applicable to Buyer or any of Buyer's Subsidiaries, except such defaults and violations which, in the aggregate, would not have a Material Adverse Effect.

         SECTION 4.4. Consents and Approvals. No filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any Governmental Authority is necessary for the consummation by Buyer of the transactions contemplated by this Agreement other than (a) consents and approvals of or filings or registrations pursuant to the HSR Act, the Exon-Florio Amendment, the German Competition Act, the Canadian Bank Act and the Canadian Competition Act, (b) requirements of federal and state securities laws and (c) consents, registrations, approvals, authorizations, permits, filings or notifications which, in the aggregate, would not have a Material Adverse Effect.

         SECTION 4.5. Brokers' Fees and Commissions. Neither the Buyer nor any of its directors, officers, employees or agents has employed any investment banker, broker or finder in connection with the transactions contemplated hereby.

         SECTION 4.6. Purchase for Investment. Buyer is acquiring the Shares for its own account for investment purposes and not with a view to the distribution of the Shares. Buyer has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares. Buyer is an "accredited investor" as defined in Rule 501 of the Securities Act of 1933, as amended. Buyer will not, directly or indirectly, dispose of the Shares except in compliance with applicable federal and state securities laws.

         SECTION 4.7. Financing. Buyer has received (i) the unconditional commitment, subject only to the satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2, of Morgan Grenfell Development Capital Limited to make an equity investment of $50 million in Buyer (the "Equity Commitment"), and (ii) the unconditional commitment, subject only to the satisfaction or waiver of the conditions set forth therein, issued by National Westminster Bank, or another financial establishment reasonably acceptable to Buyer, to provide debt financing which, together the Equity Commitment, will be sufficient to consummate the transactions contemplated hereby (the "Debt Commitment"). Buyer has delivered true and correct copies of the letters evidencing the Equity Commitment and the Debt Commitment to Holdings, which Holdings is relying upon in entering into this Agreement. Buyer agrees to use its reasonable best efforts to cause the funding under the Equity Commitment and the Debt Commitment in accordance with their terms and to obtain a modification of the Debt Commitment or a new Debt Commitment that contains no conditions other than the closing of this Agreement, apart from payment of the Purchase Price, upon fulfillment of the conditions set forth in Section 6.1 and
Section 6.2(a), 6.2(b) and 6.2(c) on or before July 25, 1997.


                                   ARTICLE V

                                   COVENANTS

         SECTION 5.1. Conduct of Business of the Company Prior to the Closing. Except as contemplated by this Agreement, as set forth in Section 5.1 of the Disclosure Schedule or with the prior written consent of Buyer, during the period from the date of this Agreement to the Closing, the Company and each of its Subsidiaries will conduct its business and operations according to the Company's ordinary and usual course of business and will use all reasonable efforts consistent therewith to preserve intact the Company's properties, assets and business organizations, to keep available the services of the Company's officers and employees and to maintain satisfactory relationships with customers, suppliers, distributors and others having commercially beneficial business relationships with the Company, in each case in the ordinary course of business. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, neither the Company nor any of its Subsidiaries will, prior to the

Closing, without the prior written consent of Buyer (which consent shall not be unreasonably withheld):

                 (a) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of additional shares of capital stock of any class, or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities;

                 (b) redeem, purchase or otherwise acquire any outstanding shares of the capital stock of the Company or its Subsidiaries;

                 (c) will effect any recapitalization of capital stock;

                 (d) propose or adopt any amendment to the Certificate or Articles of Incorporation or Bylaws (or similar organizational documents) of the Company or any of its Subsidiaries;

                 (e) except in the ordinary course of business (i) incur any long-term indebtedness for borrowed money or issue any debt securities, (ii) assume, guarantee or endorse the obligations of any other person except for obligations of the Company's Subsidiaries, (iii) cancel or compromise, except in the ordinary course of business consistent with past practice, any debts owed to it, (iv) waive or release any rights of material value, or (v) close any plants or any other material facilities;

                 (f) except in the ordinary course of business or as required by law, contractual obligations or other understandings or arrangements existing on the date hereof, (i) increase in any manner the rate or terms of compensation of any of its directors, officers or other employees,
(ii) enter into any collective bargaining agreement, or (iii) commit itself to any additional pension, profit-sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement or amend or commit itself to amend any of such plans, funds or similar arrangements in existence on the date hereof;

                 (g) except in the ordinary course of business, (i) sell, transfer or otherwise dispose of any of its property or assets, (ii) mortgage or encumber any of its property or assets, (iii) merge or consolidate with or into any other corporation or entity (other than the DSC Merger), (iv) convey, sell, lease or otherwise dispose of in any transaction or related series of transactions all or substantially all of the property, business or assets of the Company or any of its Subsidiaries (including, without limitation, the capital stock or assets of the Company or any of its Subsidiaries), and (v) acquire by purchase the business, assets or securities of any person;

                 (h) enter into other material agreements, commitments or contracts, except agreements, commitments or contracts made in the ordinary course of business;

                 (i) declare, set aside or pay any dividend or other distribution in respect of its capital stock, other than in cash in the ordinary course of business in connection with Holdings and the Company's cash management practices;

                 (j) except in the ordinary course of business or with respect to capital projects approved prior to the date hereof, enter into any agreement or commitment involving an aggregate capital expenditure or commitment exceeding $100,000;

                 (k) except as may be required as a result of a change in law or in GAAP, change any of the accounting methods, practices or principles used by the Company or any of its Subsidiaries;

                 (l) make any material tax election or settle or compromise any material federal, state, local or foreign tax liability;

                 (m) settle or otherwise compromise any material audit issue or other material dispute with the Internal Revenue Service or other state, local or foreign taxing authority;

                 (n) except for the tax allocation arrangement described in Section 3.16 of the Disclosure Schedule, enter into any Tax sharing agreement, Tax allocation agreement or similar contract after the date hereof; or

                 (o) agree in writing or otherwise to take any of the foregoing actions.

         SECTION 5.2. Access to Information. Between the date of this Agreement and the Closing Date, upon reasonable notice and at reasonable times without significant disruption to the business of the Company, the Company will give Buyer and its authorized representatives reasonable access to all offices and other facilities, and to all books and records of the Company and will permit Buyer to make and will fully cooperate with regard to such inspections as it may reasonably require and will cause its officers to furnish Buyer such financial and operating data and other information with respect to the business and properties of the Company as Buyer may from time to time reasonably request. If the acquisition contemplated herein is consummated, the Buyer covenants and agrees that it shall preserve and keep the records of the Company delivered to it hereunder for a period of four years from the Closing Date (provided, however, that in the event that Buyer decides to destroy or discard any such records relating to Taxes after such date, Buyer shall provide Holdings with the opportunity to take possession of such Tax related records), and shall make such records available to Holdings as reasonably required by Holdings in connection with any legal proceedings by or against, or governmental investigations of, Holdings, or in connection with any Tax examination of Holdings or any consolidated group of which Holdings was a part or for any other proper business purpose of Holdings.

         SECTION 5.3. Affirmative Covenants. Each of the Company and its Subsidiaries (and where specifically indicated, Holdings) will, prior to the
Closing:

                 (a) maintain property damage, liability, interruption and other insurance with respect to its assets, properties and business at levels of coverage reasonable and customary in the industries in which the Company and the Subsidiaries of the Company operate shall be maintained;

                 (b) furnish to the Buyer and its representatives all financial, operating and other information concerning its businesses, assets and properties (including, without limitation, information relating to Tax matters) as the Buyer may reasonably request; and

                 (c) cooperate with the Buyer and provide all such assistance as may be reasonably requested in connection with the arrangement of the financing required for the consummation of the transactions contemplated hereby.

                 (d) use any casualty insurance or condemnation proceeds received by the Company and its Subsidiaries to repair or replace property or assets of the Company and its Subsidiaries or retain such proceeds in the Company and not distribute same to Holdings, and Holdings agrees that to the extent it receives casualty insurance or condemnation proceeds related to assets or property of the Company and its Subsidiaries it will cause such proceeds to be paid over to the Company or its Subsidiaries. Holdings further agrees to assign to the Company and its Subsidiaries at the Closing, the rights to any pending casualty insurance proceeds not theretofore paid relating to assets or property of the Company or its Subsidiaries under any umbrella policies held by Holdings.

         SECTION 5.4. All Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, including, without limitation, the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action contemplated by this Agreement, including without limitation the enforcement of the transactions contemplated by the Equity Commitment and the Debt Commitment in accordance with their terms.

         SECTION 5.5. Consents and Approvals. The parties hereto each will cooperate with one another and use all reasonable efforts to prepare all necessary documentation (including, without limitation, furnishing all information required under the HSR Act and the Exon-Florio Amendment), to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of, or any exemptions by, all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each party will keep the other parties apprised of the status of any inquiries made of such party by any Governmental Authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby. Buyer shall pay the required filing fees under the HSR Act, the German Competition Act, the Canadian Bank Act and the Canadian Competition Act.

         SECTION 5.6.  No Solicitation.   None of Holdings, the Company or any
Subsidiary of the Company nor any representative of Holdings, the Company or any Subsidiary of the Company will directly or indirectly, through any officer, director, agent or otherwise (a) solicit, initiate or encourage the submission of inquiries, proposals or offers from any person relating to any acquisition or purchase of assets or capital stock of the Company or any of its Subsidiaries or any other transaction that would result in the transfer of control of the Company or any of its Subsidiaries or an investment by any person in the Company or any Subsidiaries (each an "Acquisition Proposal"), or
(b) participate in any discussions or negotiations regarding an Acquisition Proposal or any of the foregoing or furnish to any person any information concerning the Company or any of its Subsidiaries or any of the foregoing, except to the extent required by law, or (c) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Holdings and the Company procure that they and their respective representatives shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.

         SECTION 5.7. Confidentiality. (a) Following the Closing, Holdings agrees to retain in confidence, and to require its affiliates, directors, officers, employees, consultants, professional representatives and agents (collectively, "Holdings Representatives") to retain in confidence all information concerning the Company and its Subsidiaries and further agrees that, following the Closing, it will not use for its own benefit and will not use or disclose to any third party, or permit the use or disclosure to any third party of, any such information, except that Holdings may disclose the information to those of the Holdings Representatives who need the information for the proper performance of their assigned duties with respect to the consummation of the transactions contemplated hereby, the preparation of Tax Returns, and any audit, judicial, administrative or other proceeding with respect to any Taxes. In making such information available to such Holdings Representatives, Holdings shall take any and all precautions necessary to ensure that the Holdings Representatives use the information only as permitted hereby. Notwithstanding the foregoing, such information may be disclosed (i) if it is required by court order or decree or applicable law or in connection with the preparation of Tax Returns, or any audit, administrative, judicial or other proceeding in respect of Taxes, (ii) if it is ascertainable or obtained from public or published information, or (iii) if it is received from a third party not known to the recipient to be under an obligation to keep such information confidential. If Holdings shall be required to make disclosure of any such information by operation of law (other than in connection with the preparation of Tax Returns or any audit, administrative, judicial or other proceeding in respect of Taxes), Holdings shall give Buyer prior notice of the making of such disclosure and shall use all reasonable efforts to afford Buyer an opportunity to contest the making of such disclosure.

                 (b) After Closing, Holdings shall (at Buyer's request and expense) (i) subject to clause (iii) below, enforce all confidentiality agreements signed with third persons in connection with the transactions contemplated hereby, (ii) subject to clause (iii) below, request that all confidential information supplied to such persons be returned to the Company, and (iii) assign to Buyer, to the extent assignable, all of Holdings rights under such confidentiality agreements to the extent related to the Company and its Subsidiaries.

         SECTION 5.8. Public Announcements. Buyer and Holdings will consult with each other and will mutually agree (the agreement of each party not to be unreasonably withheld) upon the content and timing of any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations; provided, however, that Buyer and Holdings will give prior notice to the other party of the content and timing of any such press release or other public statement required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations.

         SECTION 5.9. Disclosure Supplements. From time to time prior to the Closing, Holdings will supplement or amend the Disclosure Schedule delivered in connection herewith with respect to any matter which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby; provided, however, that any such amendment or supplement of the

Disclosure Schedules will not be deemed in any way to amend or supplement the Disclosure Schedules in connection with the satisfaction of the conditions contained in Section 6.2(a) hereof. If the Closing occurs, the Disclosure Schedules shall be deemed to be so supplemented or amended for all purposes of this Agreement, including, without limitation, Sections 8.3.

         SECTION 5.10.  No Implied Representations or Warranties; Due
Diligence.

                 (a) Buyer hereby acknowledges and agrees that neither Holdings nor the Company is making any representation or warranty whatsoever, express or implied, except those representations and warranties of Holdings explicitly set forth in this Agreement or in the Disclosure Schedule or in any certificate contemplated hereby and delivered by Holdings in connection herewith.

         Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by Holdings in
Article III hereof, Holdings makes no representation or warranty to Buyer with respect to:

                              (i)          any projections, estimates or
         budgets heretofore delivered to or made available to Buyer of future revenues, expenses or expenditures or future results of operations; or

                              (ii) except as expressly covered by a representation or warranty contained in Article III hereof, any other information or documents (financial or otherwise) made available to Buyer or its counsel, accountants or advisers with respect to the Company and its Subsidiaries.

                 (b) Buyer acknowledges that: (i) it has had the opportunity to visit with Holdings and meet with its respective officers and other representatives to discuss the business and the assets, liabilities, financial condition, cash flow and operations of the Company and its Subsidiaries; and (ii) all materials and information requested by Buyer to date have been provided to Buyer's reasonable satisfaction.

         SECTION 5.11. No Solicitation of Employees. Holdings shall not (and shall procure that no Subsidiary of Holdings shall) within a period of three years after the Closing Date, directly or indirectly, hire any person who is a managerial employee of the Company or any of its Subsidiaries on the Closing Date; provided, however, that nothing herein shall prohibit Holdings or any of its Subsidiaries from hiring any person who was a managerial employee of the Company or its Subsidiaries on the Closing Date but whose employment is thereafter terminated by the Company.

         SECTION 5.12. Reorganization Transactions. Holdings agrees to indemnify Buyer against all liabilities which may attach to the Company or any of its Subsidiaries in connection with the Reorganization Transactions; provided, however, that indemnification in respect of Taxes shall be governed by Section 10.13 hereof.

         SECTION 5.13.  Employee Matters.

                 (a) Buyer Indemnification. Buyer agrees that on and after the Closing Date it will cause each of the Company and its Subsidiaries to honor, without offset, deduction, counterclaims, interruptions or deferment (other than withholdings under applicable law), all Employee Benefit Plans and Employee Arrangements (other than the Employee Benefit Plans and Employee Arrangements maintained by Holdings and listed on Section 5.8(a) of the Disclosure Schedule, which are hereinafter referred to as the "Holdings Employee Plans and Arrangements"), as they may hereafter be modified with the consent of the other party or as otherwise permitted by such Employee Benefit Plans and Employee Arrangements as in effect on the date hereof. Buyer shall indemnify, defend and hold harmless Holdings from and against any and all claims under the Employee Benefit Plans and Employee Arrangements which are not Holdings Employee Plans and Arrangements, and any and all claims relating to the employment or termination of employment of any employee of the Company and its Subsidiaries, and any related costs and liabilities, regardless of whether such claims and related costs and liabilities were made or incurred before, on or after the Closing Date.

                 (b) Holdings Indemnification. Holdings agrees that on and after the Closing Date it will honor, without offset, deduction, counterclaims, interruptions or deferment (other than withholdings under applicable law), all Holdings Employee Plans and Arrangements. Holdings shall indemnify, defend and hold harmless Buyer from and against any and all claims under the Holdings Employee Plans and Arrangements, and any related costs and liabilities, including any liabilities arising by reason of the Company's (or any of its Subsidiary's) affiliation with any entity which is a member of its Controlled Group (defined as any entity which is a member of a controlled group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the
Code) as of the date hereof, regardless of whether such claims and related costs and liabilities were made before, on or after the Closing Date.

                 (c) Employee Benefit Plans. With respect to the United States employees of the Company and its Subsidiaries (the "U.S. Employees"):

                              (i) Effective as of the Closing Date, Buyer shall have health insurance coverage in place for the benefit of U.S. Employees with no pre-existing condition exclusions and shall credit such employees with any co-payments and deductibles made in the current plan year. In its discretion, Buyer shall also provide

         U.S. Employees with other employee benefits. Buyer shall be responsible for complying with the group health plan continuation coverage requirements of Part 6 of Title I of ERISA with respect to any U.S. Employees (and their eligible dependents) who experience a qualifying event on or after to the Closing Date.

                              (ii) Holdings shall be responsible for complying with the group health plan continuation coverage requirements of Part 6 of Title I of ERISA with respect to any U.S. Employees (and their eligible dependents) who experience a qualifying event prior to the Closing Date.

                              (iii)        Holdings shall ensure that the U.S.
         Employees who participate in the Holdings Cafeteria Plan as of the Closing Date may continue to participate in such Plan by making after-tax contributions, at least through December 31, 1997.

                              (iv) With respect to the incentive plans, management bonus plan and health and welfare plans participated in by U.S. Employees, Holdings shall ensure that the Company's books contain a reserve for accrued but unpaid benefits under such plans as of the Closing Date, in accordance with GAAP, or shall pay to the U.S. Employees all amounts accrued under such plans as of the Closing Date.

                 (d) Indemnification and Insurance. Buyer agrees that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of the Company and its Subsidiaries (the "Company Indemnified Parties") as provided in their respective Certificates or Articles of Incorporation or Bylaws (or other comparable governing documents), as provided in an agreement between a Company Indemnified Party and the Company or any of the Company's Subsidiaries (the "Indemnification Agreements") or otherwise in effect on the date hereof shall continue in full force and effect for a period of not less than six years from the Closing Date; provided, however, that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Any determination required to be made with respect to whether a Company Indemnified Party's conduct complies with the standards set forth in the Certificate or Articles of Incorporation or Bylaws (or other comparable governing documents) of the Company or any of the Company's Subsidiaries or under the Indemnification Agreements or otherwise shall be made by independent counsel selected by the Company Indemnified Party reasonably satisfactory to Buyer (whose fees and expenses shall be paid by the Company).

                 Buyer shall cause to be maintained (including, without limitation, through the payment of any premium for "tail" coverage) in effect for not less than six years from the Closing Date the current policies of the directors' and officers' liability insurance maintained by Holdings for the benefit of the Company Indemnified Parties; provided that Buyer or the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous and provided that such substitution shall not result in any gaps or lapse of coverage with respect to matters occurring prior to the Closing Date to the extent currently available.

                 After the Closing, Holdings shall have no further obligation to maintain any of the insurance currently provided with respect to the Company and its Subsidiaries.

                 (e) Binding on Successors. In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties, assets or stock to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Company (or their successors and assigns) shall assume the obligations set forth in this Section 5.13.

         SECTION 5.14. Intercompany Obligations. Effective immediately prior to the Closing, all Intercompany Obligations owing to Holdings and its Subsidiaries (other than the Company and its Subsidiaries), by the Company and its Subsidiaries, will be contributed to the capital of the Company (after offsetting any Intercompany Obligations owing to the Company and its Subsidiaries by Holdings and its Subsidiaries (other than the Company and its Subsidiaries) and such Intercompany Obligations shall be thereby terminated. Similarly, any Intercompany Obligations owing to the Company and its Subsidiaries by Holdings and its Subsidiaries (other than the Company and its Subsidiaries) shall be distributed to Holdings by the Company and its Subsidiaries after offsetting any Intercompany Indebtedness owing to Holdings and its Subsidiaries (other than the Company and its Subsidiaries) by the Company and its Subsidiaries, and such Intercompany Obligations shall be thereby terminated. Any holder of a note or other evidence of indebtedness, obligation or account, if any, that is thereby deemed terminated in accordance with this Section 5.14 shall surrender such note or other evidence, if any, to the obligor thereon.

         SECTION 5.15. Assignment of Lease. On or prior to the Closing, DSC will assign its rights under, and Thermadyne Industries, Inc. will assume all of DSC's obligations under, that certain Lease Agreement dated February 15, 1985, by and between Corporate Property Associates 6 and DSC, as amended, relating to the City of Industry Site and will use its reasonable efforts to obtain the consent of the lessor to such assignment.

         SECTION 5.16. Solvency After the Closing. After the Closing, Buyer agrees that it shall not, and that it shall cause the Company and its Subsidiaries not to, take or cause to be taken or omit to take any action which could result in a determination pursuant to state or federal law that, after giving effect to the transactions contemplated hereby (or after giving effect to such transactions and to such other subsequent actions or omissions), the Company or any of its Subsidiaries (i) was insolvent at the time of the Closing, (ii) became insolvent as a result of the transactions contemplated hereby, (iii) was left with unreasonably small capital with which to engage in its business or (iv) incurred debts beyond its ability to pay such debts as they mature, such that the payment of the Purchase Price may be deemed a "fraudulent conveyance" or impermissible dividend or distribution under applicable law or otherwise subject to claims of certain creditors of the Company or any of its Subsidiaries or its trustees in a bankruptcy proceeding.

         SECTION 5.17. Covenant Not to Compete.

                 (a) Neither Holdings nor any Subsidiary of Holdings shall engage in the Protected Business for a period of five years after the Closing Date; provided, however, that nothing herein shall preclude Holdings or any Subsidiary of Holdings from acquiring, or acquiring an equity interest in, any person (an "Acquired Person") which, together with its Subsidiaries, derives 10% or less but not more than $15 million of its consolidated revenues from the Protected Business and continuing the business operations of such Acquired Person. Buyer and Holdings only intend to limit Holdings or its Subsidiaries' current or future business activities, as expressly set forth in this Section 5.17(a) but not otherwise. For purposes of this Section 5.17(a), the term "Protected Business" means the business of designing, manufacturing and marketing wear resistant components and Designated Consumables Business. "Designated Consumables Business" means the business of designing, manufacturing and marketing wear resistant and hardfacing consumables, including powders, wires, electrodes and rods, except to the extent Stoody Company, Comweld Pty. Ltd. or any other Subsidiary of Holdings is currently engaged in such business; it being acknowledged, without limiting the foregoing exception, that Holdings or its Subsidiaries currently resells powders and designs, manufactures and markets rods, wires and electrodes.

                 (b) The parties agree that the terms of the covenant contained in Section 5.17(a) are fair and reasonable in light of Buyer's plans for the Protected Business and are necessary to accomplish the full transfer of the goodwill and other intangible assets contemplated hereby. If, as a result of a dispute between the parties as to this covenant, a court refuses to enforce this covenant not to compete for any reason, the parties shall request such court to reform this covenant (for purposes of application only in the jurisdiction in which such dispute arises) to the extent necessary to permit its enforcement.

                                   ARTICLE VI

                               CLOSING CONDITIONS

         SECTION 6.1. Conditions to Each Party's Obligations under this Agreement. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions:

                 (a) Any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act, the Exon-Florio Amendment, the German Competition Act, the Canadian Bank Act and the Canadian Competition Act shall have expired or been terminated;

                 (b) No injunction, restraining order or other ruling or order issued by any court of competent jurisdiction or Governmental Authority or other legal restraint, or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect and no statute, rule, regulation or executive order shall have been promulgated or enacted by any Governmental Authority and remain in effect that prevents the consummation of the transactions contemplated hereby; and

                 (c) No action or proceeding shall be pending by or before any court or other governmental body or agency seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

         SECTION 6.2. Conditions to the Obligations of Buyer under this Agreement. The obligations of Buyer under this Agreement shall be further subject to the satisfaction, at or prior to the Closing, of the following conditions:

                 (a) Each of the covenants, agreements and obligations of Holdings and the Company required to be performed by them at or prior to the Closing pursuant to this Agreement shall have been duly performed and complied with in all material respects, and the representations and warranties of Holdings contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing (except as to any representation or warranty which specifically relates to an earlier date), and Buyer shall have received a certificate certifying the satisfaction of the conditions in this Section signed by an officer of Holdings and an officer of the Company;

                 (b) Any and all permits, consents, waivers, clearances, approvals and authorizations of all third parties and Governmental Authorities that are necessary or advisable in connection with the consummation of the transactions contemplated hereby shall have been obtained, other than items which, if not obtained, would not have a Material Adverse Effect;

                 (c) No Material Adverse Effect, individually or in the aggregate, shall have occurred with respect to the Company and its Subsidiaries subsequent to the date of this Agreement, except to the extent the same results from changes in the economy in general or normal price fluctuations in the wear resistance industry; and

                 (d) Buyer shall have received the proceeds of the debt financing set forth in the Debt Commitment; provided, however, that it shall be a condition precedent to Buyer's reliance on this condition that Holdings shall have received payment of the sum of $250,000 in cash in accordance with the terms of that certain letter agreement of even date herewith among Morgan Grenfell Development Capital Limited, Holdings and the Company.

         SECTION 6.3. Conditions to the Obligations of Holdings under this Agreement. The obligations of Holdings under this Agreement shall be further subject to the satisfaction, at or prior to the Closing, of the following conditions:

                 (a) Each of the obligations of Buyer required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except as to any representation or warranty which specifically relates to an earlier date), and Holdings shall have received a certificate to that effect signed by an officer of Buyer; and

                 (b) Any and all permits, consents, waivers, clearances, approvals and authorizations of all Governmental Authorities which are necessary in connection with the consummation of the transactions contemplated hereby shall have been obtained, other than items which, if not obtained, would not have a Material Adverse Effect.


                                  ARTICLE VII

                                    CLOSING

         SECTION 7.1. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, subject to the satisfaction or waiver of the conditions set forth in Article VI, as soon as practicable after the date hereof on the last business day of a month and in any event not later than October 31, 1997, or at such other time and place and on such other date as Buyer and Holdings shall agree (the "Closing Date"). At the Closing:

                 (a) Holdings shall deliver or cause to be delivered to Buyer the following:

                                     (i)   the certificate described in Section
         6.2(a);

                                     (ii)  a certificate or certificates
         representing all of the Shares in appropriate form for transfer to Buyer duly endorsed in blank or accompanied by stock powers duly executed in blank;

                                    (iii)  a copy of all corporate resolutions
         authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated herein, accompanied by the certification of the Secretaries of Holdings and the Company to the effect that such resolutions are in full force and effect and have not been amended, modified or rescinded;

                                     (iv)  the minute books, corporate seals
         and stock transfer records of the Company and its Subsidiaries;

                                     (v)   the Transition Services Agreement,
         executed by Holdings;

                                     (vi)  all documents, including without
         limitation, executed UCC-3 termination statements, as are necessary to release all liens on the Company's assets, the Shares and the capital stock and assets of the Company's Subsidiaries which secure the Senior Debt;

                                    (vii)  resignations of directors of the
         Company and each Subsidiary listed in Section 7.1(a)(iv) of the Disclosure Schedule;

                                  (viii)   an opinion, dated the Closing Date,
         of Weil, Gotshal & Manges LLP, counsel to Holdings and the Company, addressing the matters set forth in Annex A hereto and otherwise in form and substance reasonably satisfactory to the Buyer; and

                                     (ix)  all other previously undelivered
         documents required to be delivered by Holdings to Buyer at or prior to the Closing pursuant to the terms of this Agreement and such other documents, certificates and information as Buyer may reasonably request.

                 (b) Buyer shall deliver or cause to be delivered to Holdings the following:

                                     (i)   the certificate described in Section
         6.3(a);

                                     (ii)  all other previously undelivered
         documents required to be delivered by Buyer to Holdings at or prior to the Closing pursuant to the terms of this Agreement;

                                    (iii)  an opinion, dated the Closing Date,
         from Simpson Thacher & Bartlett, special U.S. counsel to the Buyer, addressing the matters set forth in Annex B hereto and otherwise in form and substance reasonably satisfactory to Holdings;

                                     (iv)  an opinion, dated the Closing Date,
         from Allen & Overy, special U.K. counsel to the Buyer, addressing the matters set forth in Annex C hereto and otherwise in form and substance reasonably satisfactory to Holdings; and

                                     (v)   the Transition Services Agreement
         executed by Buyer.

                 (c) Buyer shall pay to Holdings, by wire transfer of immediately available funds, the Purchase Price immediately following the delivery of the Shares pursuant to Section 7.1(a)(ii).


                                  ARTICLE VIII

                          SURVIVAL AND INDEMNIFICATION

         SECTION 8.1.  Survival of Representations, Warranties and Covenants.
(a) Except as to the representations and warranties contained in Section 3.23, which shall survive the Closing until the expiration of four years from the Closing Date, and the representations and warranties contained in Section 3.16, which shall expire on the Closing Date, the representations and warranties of Holdings contained in this Agreement shall survive the Closing until the expiration of 20 months from the Closing Date. Any claim for indemnification with respect to any of such matters shall be asserted by notice given as herein provided relating thereto within such specified period of survival. Any claim for Indemnifiable Losses asserted within such period of survival as herein provided will be timely made for purposes hereof.

                 (b) Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants in this Agreement will survive the Closing and remain in effect indefinitely.

         SECTION 8.2. Limitations on Liability. (a) For purposes of this Agreement, (i) "Indemnity Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (ii) "Indemnitee" means any person or entity entitled to indemnification under this Agreement, (iii) "Indemnifying Party" means any person or entity required to provide indemnification under this Agreement, (iv) "Indemnifiable Losses" means any and all damages, losses, liabilities, obligations, costs and expenses, and any and all claims, demands or suits (by any person or entity, including without limitation any Governmental Authority), including without limitation the costs and expenses of investigating, preparing, defending against or prosecuting, any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto and including reasonable attorneys' fees and expenses in connection therewith, and (v) "Third Party Claim" means any claim, action or proceeding made or brought by any person or entity who or which is not a party to this Agreement or an affiliate of a party to this Agreement.

                 (b) Notwithstanding any other provision hereof (other than Sections 8.7 and 10.13) or of any applicable Law, (i) no Indemnitee will be entitled to make a claim against an Indemnifying Party in respect of Indemnifiable Losses under Sections 8.3(a)(i), 8.3(a)(iii) or 8.3(b)(i) unless and until the aggregate amount of such Indemnifiable Losses incurred by the Indemnitee in respect of any individual event or occurrence, or related series of events or occurrences, giving rise to such Indemnifiable Losses exceeds $10,000, in which event (subject to the following provisions), such Indemnitee may assert its right to indemnification hereunder to the full extent of its Indemnifiable Losses in respect thereof, (ii) no Indemnitee will be entitled to make a claim against an Indemnifying Party under Sections 8.3(a)(i), 8.3(a)(iii) or 8.3(b)(i) unless and until the aggregate amount of claims asserted for Indemnifiable Losses (which aggregate amount shall not include any Indemnifiable Losses with respect to which an Indemnitee is not entitled to make a claim against an Indemnifying Party as a result of the limitations of the preceding clause (i)) (A) in the case of Sections 8.3(a)(i) or 8.3(b)(i), as applicable, exceeds $1,000,000 or (B) in the case of Section 8.3(a)(iii), exceeds $1,000,000 (the applicable of the foregoing being herein called the "Deductible"), in which event the Indemnitee will be entitled to make a claim against the Indemnifying Party only to the extent the amount of Indemnifiable Losses exceeds such Deductible, (iii) indemnification for Indemnifiable Losses under Section 8.3(a)(iv) shall in no event exceed the Purchase Price, (iv) cumulative indemnification for Indemnifiable Losses under Sections 8.3(a)(i) or 8.3(b)(i), as applicable, shall in no event exceed $20,000,000, (v) cumulative indemnification for Indemnifiable Losses under Section 8.3(a)(iii) shall in no event exceed $10,000,000, (vi) without expanding the limitations otherwise applicable in clauses (i), (ii), (iii), (iv) and (v) of this Section 8.2(b), in no event shall cumulative indemnification for Indemnifiable Losses under all clauses of Section 8.3(a) exceed the Purchase Price, and (vii) no claim for any breach of any representation or warranty may be made by Buyer or Holdings (whether in tort, contract or otherwise) except pursuant to Section 8.3. Nothing herein contained shall be construed to limit the indemnification provided by Holdings or Buyer under Sections 8.7 and 10.13.

         SECTION 8.3. Indemnification. (a) Subject to Sections 8.1, 8.2 and 8.4(g), Holdings agrees to indemnify, defend and hold harmless Buyer and its affiliates and their respective directors, officers, partners, employees, agents and representatives and each person who controls Buyer from and against:

                         (i) any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of any breach of representation or warranty of Holdings or the Company under the terms of this Agreement (other than the representations and warranties of Holdings in Sections 3.4, 3.16 and 3.23 and any other representations or warranties relating to Environmental Laws and Hazardous Materials);

                        (ii) any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of any breach or nonfulfillment of any agreement, covenant or condition of Holdings or the Company under the terms of this Agreement;

                       (iii) eighty-five percent (85%) of any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of any breach of any representation or warranty of Holdings or the Company under the terms of Section 3.23 and any other representations and warranties relating to Environmental Laws and Hazardous Materials; provided that: (i) whether such representation or warranty has been breached for purposes of this clause (iii) of
         Section 8.3(a) shall be determined without regard to any matters disclosed in Section 3.23 of the Disclosure Schedule and any matters identified in the Environmental Reports delivered to the Buyer, and without regard to any qualification of such representation or warranty by Material Adverse Effect, materiality, or the knowledge of Holdings; provided, however, Holdings shall have no obligation hereunder for any costs incurred by the Buyer, the Company or any Subsidiary that were not reasonably cost-effective and reasonably necessary to satisfy or settle, or reasonable and prudent to minimize, obligations under Environmental Laws or to obtain regulatory approval thereunder; and

                        (iv) any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of any breach of representations and warranties of Holdings or the Company under the terms of Section 3.4.

                 (b) Buyer agrees to indemnify, defend and hold harmless Holdings and its affiliates and their respective directors, officers, partners, employees, agents or representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of:

                         (i) any breach of representation or warranty of Buyer under the terms of this Agreement; and

                        (ii) any breach or nonfulfillment of any agreement or covenant of Buyer under the terms of this Agreement.

         SECTION 8.4. Defense of Claims. (a) If any Indemnitee receives notice of assertion or commencement of any Third Party Claim against such Indemnitee with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. Such notice will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (such counsel to be reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense.

                 (b) If, within thirty calendar days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 8.4(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 8.4(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim (including the retention of counsel reasonably satisfactory to the Indemnitee) within thirty calendar days after receiving written notice from the Indemnitee or if the Indemnifying Party has not undertaken fully to indemnify the Indemnitee in respect of all Indemnifiable Losses relating to the matter, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. Subject to Section 10.13(h) hereof, the Indemnifying Party will not enter into any settlement of any Third Party Claim without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder or any other Material Adverse Effect on the Company and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnitee through the end of such ten calendar day period.

                 (c) A failure to give timely notice or to include any specified information in any notice as provided in Sections 8.4(a) or 8.4(b) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise damaged as a result of such failure.

                 (d) The Indemnifying Party will have a period of 30 calendar days within which to respond in writing to any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim. If the Indemnifying Party does not so respond within such 30 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this
Article VIII.

                 (e) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an Indemnity Payment, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses, premiums or taxes incurred in connection therewith will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any Indemnity Payment the Indemnifying Party will, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnitee against any third party that is not an affiliate of the Indemnitee in respect of the Indemnifiable Loss to which the Indemnity Payment related; provided, however, that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers fully payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said Indemnity Payment will be subrogated and subordinated in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

                 (f) With respect to a Third Party Claim for which Holdings is the Indemnifying Party, Buyer shall, and shall cause each Indemnitee to, make available to Holdings and its representatives all books and records of Buyer and the Indemnitees relating to such Third Party Claim and shall render to Holdings such assistance and access to records and the representatives of Buyer and the Indemnitees as Holdings and its representatives may reasonably request, except that Buyer shall not be required to make available to Holdings and its representatives any books, records, documents or other information that Buyer reasonably determines to be confidential or subject to attorney-client privilege unless and until Holdings shall have entered into such agreements as Buyer reasonably deem to be necessary in light of all surrounding circumstances (including, without limitation, Holdings' need for information in connection with the investigation or defense of a Third Party Claim) to protect such confidentiality or privilege.

                 (g) In calculating the amount of any claim for indemnification pursuant to this Article VIII or pursuant to Section 10.13, Indemnifiable Losses shall be reduced by any Tax Benefit actually realized by the Indemnitee or any affiliate of the Indemnitee in connection with or relating to such Indemnifiable Loss, or in the event that any Tax Benefit is actually realized subsequent to the indemnification payment, the Indemnitee shall pay to the Indemnifying Party such Tax Benefit at such time as such Tax Benefit is actually realized. The term "Tax Benefit" means the amount by which any Taxes of the Indemnitee or any affiliate thereof (the "Benefitted Party") are reduced by any loss, deduction, refund, credit or other Tax benefit, computed based upon a comparison of the Benefitted Party's liability for Taxes with and without such loss, deduction, refund, credit or other Tax benefit and includes, without limitation, an Offsetting Tax Benefit. The term "Offsetting Tax Benefit" means the amount of any Tax Benefit realized by the Benefitted Party in one or more subsequent taxable periods (including, without limitation, a taxable period ending after the Closing Date) attributable to or relating to an adjustment with respect to Taxes in a prior taxable period. In the event that a final determination of an adjustment by a taxing authority results in a disallowance of a deduction, loss, refund, credit or other Tax benefit with respect to which a Tax Benefit or Offsetting Tax Benefit was previously paid or taken into account, the Indemnifying Party shall refund to the Indemnitee any resulting reduction in the Tax Benefit or Offsetting Tax Benefit.

                 (h) Nothing herein contained is intended to limit any rights of the Company's Subsidiary, Deloro Stellite Company, Inc. ("Deloro Stellite") to indemnification under and respecting the "Fume Litigation Claim" pursuant to Article VI and Section 7.15 of that certain Acquisition Agreement, dated as of June 30, 1997, between Deloro Stellite, Stoody Company and Holdings.

         SECTION 8.5. Adjustment to Purchase Price. Buyer and Holdings agree that any Indemnity Payment hereunder shall be treated as an adjustment to the Purchase Price.

         SECTION 8.6. Exclusive Remedy. Buyer and Holdings agree that, to the fullest extent permitted by law, the sole and exclusive remedy of Buyer and Holdings after the

Closing with respect to any claim or cause of action asserted by Buyer or Holdings relating to or arising from breaches of the representations, warranties or covenants of the other party contained in this Agreement or any document, list, schedule, exhibit, certificate or other instrument furnished or to be furnished by or on behalf of such other party or any of its representatives in connection with the transactions contemplated by this Agreement shall be limited to the rights of Buyer and Holdings under, and shall be subject to the terms and conditions of, this Article VIII and Section 10.13.

         SECTION 8.7. City of Industry Site. Notwithstanding anything to the contrary in this Agreement, Holdings agrees to indemnify, defend and hold harmless Buyer and its affiliates (including, without limitation, the Company) and their respective directors, officers, partners, employees, agents and representatives from and against any and all Indemnifiable Losses arising out of or related to the presence of Hazardous Materials at, on or under the City of Industry Site, including, but not limited to, any obligations under or as a result of Environmental Laws to investigate or remediate soil and/or groundwater contamination at the City of Industry Site or the San Gabriel Valley Superfund Site. This obligation hereunder shall not be subject to any of the limitations set forth in Sections 8.1, 8.2 or 8.3(a)(iii).


                                   ARTICLE IX

                          TERMINATION AND ABANDONMENT

         SECTION 9.1. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

                 (a)          by mutual written consent of Holdings and Buyer;
or

                 (b)          by either Holdings or Buyer:

                                     (i)   if a court of competent jurisdiction
         or Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or

                                     (ii)  if the Closing shall not have
         occurred on or before October 31, 1997; provided, however, that (A) each of Holdings and Buyer shall have the right, in their sole discretion, to extend the time period in this Section 9.1(b)(ii) an additional thirty days in the aggregate and (B) the right to terminate this Agreement shall not be available to any party whose breach or non-performance of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

                 (c) by Holdings (if Holdings is not then in breach of any term of this Agreement), if the Buyer shall (i) fail to perform in any material respect its agreements contained herein required to be performed on or prior to the Closing, or (ii) materially breach any of its representations or warranties contained herein, which failure or breach is not cured within ten days after Holdings has notified the Buyer of its intent to terminate this Agreement pursuant to this subparagraph, or (iii) fail, on or before July 25, 1997, to deliver to Holdings a new unconditional Debt Commitment or modify the existing Debt Commitment so that there shall be no conditions to funding thereunder other than the closing of this Agreement, apart from payment of the Purchase Price, upon fulfillment of the conditions set forth in Section 6.1 and Sections 6.2(a), 6.2(b) and 6.2(c), which failure is not cured on or before August 1, 1997;

                 (d) by the Buyer (if the Buyer is not then in breach of any term of this Agreement), if Holdings or the Company shall (i) fail to perform in any material respect its respective agreements contained herein required to be performed on or prior to the Closing, or (ii) materially breach any or their respective representations or warranties contained herein, which failure or breach is not cured within ten days after the Buyer has notified Holdings of its intent to terminate this Agreement pursuant to this subparagraph;

         SECTION 9.2. Procedure and Effect of Termination. In the event of termination and abandonment of the transactions contemplated hereby pursuant to
Section 9.1, written notice thereof shall forthwith be given to the other parties to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

                 (a) upon request therefor, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

                 (b) no party hereto shall have any liability or further obligation to any other party to this Agreement resulting from such termination except (i) that the provisions of this Section 9.2 and the proviso of Section 9.1(b)(ii) shall remain in full force and effect and (ii) no party waives any claim or right against a breaching party to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                   ARTICLE X

                            MISCELLANEOUS PROVISIONS

         SECTION 10.1. Amendment and Modification. This Agreement may be amended, modified or supplemented by a written instrument signed by the parties hereto.

         SECTION 10.2. Waiver of Compliance; Consents. Any failure of Buyer, on the one hand, or of Holdings or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived in writing by Holdings or Buyer, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

         SECTION 10.3. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         SECTION 10.4. Expenses and Obligations. All costs and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement by Buyer shall be paid by Buyer, and all costs and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement by Holdings or the Company shall be paid by Holdings.

         SECTION 10.5. Parties in Interest. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto, and nothing in this Agreement, except as set forth below, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 10.6. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon the earlier of delivery thereof if by hand or upon receipt if sent by mail (registered or certified, postage prepaid, return receipt requested) or on the second next business day after deposit if sent by a recognized overnight delivery service or upon transmission if sent by telecopy or facsimile transmission (with request of assurance of receipt in a manner customary for communication of such type) as follows:

                 (a)          If to Buyer, to:

                              Morgan Grenfell Development Capital Limited
                              23 Great Winchester Street
                              London EC2P 2AX
                              Attention:  Jonathan Derry-Evans
                              Facsimile No.:  011-44-171-545-5282

                              with a copy to:

                              Allen & Overy
                              One New Change
                              Attention:  Alan Paul
                              Facsimile No.:  011-44-171-330-9999

                              with a copy to:

                              Simpson Thacher & Bartlett
                              99 Bishopsgate
                              21st Floor
                              London  EC2M 3YH
                              Attention:  Alan Klein
                              Facsimile No.:  011-44-171-422-4022

                 (b)          If to Holdings or the Company, to:

                              Thermadyne Holdings Corporation
                              101 South Hanley Road
                              St. Louis, Missouri  63105
                              Attention:      James H. Tate
                                              Stephanie N. Josephson
                              Facsimile No.:  (314) 746-2374
                              and

                              Weil, Gotshal & Manges LLP
                              100 Crescent Court, Suite 1300
                              Dallas, Texas  75201
                              Attention:  R. Scott Cohen
                              Facsimile No.:  (214) 746-7777

         SECTION 10.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts-of-laws rules thereof.

         SECTION 10.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         SECTION 10.9. Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 10.10. Entire Agreement. This Agreement and the Disclosure Schedule embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein or therein. There are no agreements, representations, warranties or covenants other than those expressly set forth herein or therein. This Agreement and the Disclosure Schedule supersede all prior agreements and understandings between the parties with respect to such subject matter.

         SECTION 10.11. Assignment. This Agreement shall not be assigned by operation of law or otherwise, provided that the Buyer may assign or transfer
(i) rights and obligations under this Agreement to one or more of the affiliates of the Buyer and (ii) by way of security, its rights under this Agreement to an agent or security trustee for the providers of debt financing to Buyer in connection with the transactions contemplated hereby.

         SECTION 10.12. Jurisdiction and Venue. The parties hereto agree that any suit, action or proceeding arising out of or relating to this Agreement shall be instituted only in the United States District Court for the Southern District of New York, United States of America. Each party waives any objection it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding.

         SECTION 10.13. Tax Matters. (a) Subject to Section 8.4(g), Holdings agrees to indemnify, defend and hold harmless Buyer and its affiliates and their respective directors, officers, partners, employees, agents and representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of:

                         (i)  any Taxes with respect to any taxable period of
the Company or any of its Subsidiaries ending on or before the Closing Date (including, without limitation, any Taxes attributable to the Reorganization Transactions);

                        (ii) any Taxes with respect to any taxable period of the Company or any of its Subsidiaries beginning before and ending after the Closing Date (a "Straddle Period") that are allocable pursuant to Section 10.13(c) to the portion of such Straddle Period ending on the Closing Date (including, without limitation, any Taxes attributable to the Reorganization Transactions), but only to the extent that the amount of such allocable Straddle Period Taxes exceeds amounts accrued as a liability in respect of such Straddle Period Taxes in the books and records of the Company and its Subsidiaries;

                       (iii) any Taxes that are imposed on, or assessed against the Company or any of its Subsidiaries that are attributable to any member of a consolidated, combined or unitary group (other than the Company or any of its Subsidiaries) of which the Company or any of its Subsidiaries is or was a member on or prior to the Closing Date and for which the Company or any of its Subsidiaries are liable pursuant to Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign Law; and

                        (iv) any breach by Holdings of any of its covenants set forth in this Section 10.13.

                 Notwithstanding the foregoing, Holdings shall have no indemnification obligations hereunder in respect of any Taxes attributable to any operations, actions or transactions of or with respect to the Company or any of its Subsidiaries outside the ordinary course of business which are caused by or at the direction of Buyer and which occur or are deemed to occur on the Closing Date after the Closing;

         (b) Subject to Section 8.4(g), Buyer agrees to indemnify, defend and hold harmless Holdings and its affiliates and their respective directors, officers, partners, employees, agents and representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of:

                         (i)  any Taxes with respect to Straddle Periods which
are allocable to Buyer hereunder; and

                        (ii) any breach by Buyer of any of its covenants set forth in this Section 10.13.

         (c) With respect to any taxable period that would otherwise be a Straddle Period, the parties hereto shall, to the extent permitted under applicable law, elect with the relevant taxing authority to treat, for all purposes, the Closing Date as the last day of the taxable period of the company or any of its Subsidiaries, as the case may be, for purposes of this Section
10.13. In any case where applicable law does not permit the Company or any of its Subsidiaries, as the case may be, to treat the Closing Date as the last day of the taxable period of the Company or any of its Subsidiaries, the portion of any such Taxes that is allocable to the portion of the Straddle Period ending on the Closing Date shall be: (x) in the case of Taxes that are either (1) based upon or related to income or receipts, or (2) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, which are covered under Section 10.13(k)), deemed to equal the amount which would be payable if the taxable year or period ended on the Closing Date (except that, solely for purposes of determining the marginal Tax rate applicable to income or receipts during such period in a jurisdiction in which such Tax rate depends on the amount of income or receipts, annualized income or receipts may be taken into account, if appropriate, for an equitable sharing of such Taxes); and (v) in the case of Taxes not described in subparagraph (x) above that are imposed on a periodic basis and measured by the amount of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire relevant period.

         (d) After the Closing Date, Buyer will promptly notify Holdings of the commencement of any claim, audit, examination, or other proposed change or adjustment by any taxing authority concerning any Taxes or other Indemnifiable Losses covered by Section 10.13(a) ("Tax Claim"); provided that a failure to timely give notice of a Tax Claim shall not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was damaged. Except as provided below, Holdings shall have the right to assume control of the strategy, defense and settlement of any Tax audit or administrative or court proceeding relating to Taxes, including but not limited to extension of the applicable statute of limitations, of the Company or any of its Subsidiaries subject to indemnification under Section 10.13(a); provided, however, (i) that in the case of a Straddle Period, such control rights will be exercised by the party which would be allocated the greater portion of Taxes with respect to the Straddle Period under this Agreement; (ii) that the party not exercising rights of control hereunder may participate in any such audit or proceeding at its own expense, and (iii) no settlement shall be made by Holdings which may reasonably be expected to materially increase the liability of the Company or any of its Subsidiaries in a taxable period ending after the Closing Date without the consent of Buyer, which consent will not be unreasonably withheld. Holdings shall promptly notify Buyer if Holdings decides not to participate in the defense of any such Tax audit or administrative or court proceeding and Buyer thereupon shall be permitted to defend such Tax audit or proceeding, provided, however, that no settlement shall be made by Buyer without the prior written consent of Holdings (which consent shall not be unreasonably withheld) and Buyer shall keep Holdings duly informed of the progress thereof. Holdings will promptly notify Buyer of the commencement of any claim, audit, examination, or other proposed change or adjustment by any taxing authority which may affect the liability of the Company or any of its Subsidiaries for Taxes, and Holdings shall keep Buyer duly informed of the progress thereof.

         (e) Any claim for indemnification under Section 10.13(a) may be made at any time prior to the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

         (f) After the Closing, none of the Company or its Subsidiaries shall be a party to or have any further obligations or rights under any tax sharing or tax allocation agreement or other similar contract, if any, with Holdings and its Affiliates, which agreements shall be terminated as between such parties on the Closing Date.

         (g) Holdings shall prepare or cause to be prepared, all Tax Returns of the Company and its Subsidiaries with respect to all taxable periods
ending on or before the Closing Date (the "Seller Returns").   Buyer shall be
responsible for causing the Company and its Subsidiaries to prepare and file all Tax Returns required to be filed by any of the Company or its Subsidiaries with respect to Straddle Periods ("Straddle Returns"). After the Closing, Buyer shall cause the Company and its Subsidiaries to timely file any of the Seller Returns which are not Seller Consolidated Returns. Buyer shall provide Holdings with the opportunity to review and comment upon the Straddle Returns at least ten business days prior to the filing thereof. "Seller Consolidated Returns" shall mean all consolidated or combined Tax Returns that include the taxable income or loss of any of the Company or its Subsidiaries and Holdings (or any of its affiliates other than the Company and its Subsidiaries). Holdings shall cause the payment of all Taxes with respect to Seller Returns and Straddle Returns for which Holdings is responsible pursuant to Section 10.13(a) on or prior to the due date for filing such Seller Returns and Straddle Returns, and Buyer shall cause the payment of all Taxes with respect to Straddle Returns for which Buyer is responsible pursuant to Section 10.13(b) on or prior to the due date for filing such Straddle Returns.

         (h) None of Buyer, the Company or its Subsidiaries shall file any amended Tax Return which may give rise to a claim for indemnification hereunder without the prior written consent of Holdings (which consent shall not be unreasonably withheld). Holdings shall have exclusive authority to make all decisions with respect to matters relating to any Seller Consolidated Return, including, but not limited to, decisions to amend a Seller Consolidated Return (provided, however, that Holdings shall not file an amended Seller Consolidated Return which would materially increase the liability of the Company or any of its Subsidiaries in taxable periods ending after the Closing Date without obtaining the prior written consent of Buyer (which consent will not be unreasonably withheld)), to extend the statutes of limitations with respect to any periods covered by a Seller Consolidated Return, make any election with respect to Seller Consolidated Returns and to concede, settle, compromise or contest any adjustment asserting by a taxing authority with respect to a Seller Consolidated Return (subject to Buyer's rights pursuant to Section 10.13(d)). Buyer shall cooperate with Holdings in making an election under Treasury Regulation section 1.1502-20(g) (if requested by Holdings) and shall cause the Company and any applicable Subsidiary to execute such election, provided that such election does not in the good faith opinion of Buyer adversely affect Buyer, its affiliates, the Company or its Subsidiaries.

         (i) Holding and Buyer will cooperate with one another in connection with the preparation and filing of Seller Returns and Straddle Returns and for the defense or settlement of any audit or administrative proceeding relating to Taxes and will provide each other with access, at any reasonable time and from time to time, at the business location at which the books and records are maintained, after the Closing Date, to such Tax data relating to the Company or its Subsidiaries as Holdings or Buyer, as the case may be, may from time to time reasonably request (including the relevant portions of Seller Consolidated Returns).

         (j)     (x)          Except as provided in (y) below, Holdings shall
be entitled to receive and to retain any and all refunds of Taxes in respect of taxable periods of the Company and its Subsidiaries ending on or before the Closing Date (including any refunds of Taxes arising from a carryback of losses, credits or other similar items by the Company or its Subsidiaries) or in respect of Straddle Periods to the extent allocable pursuant to Section 10.13(b) to the portion of such period ending on the Closing Date. In the event that Buyer receives any refund (whether through payment, credit or reduction in Taxes) to which Holdings is entitled hereunder, Buyer shall promptly pay, or cause the payment of, such refund of Taxes to Holdings.

                 (y)          In the event of a refund of Taxes described in
(x) above which are attributable to the carryback of losses, credits or similar items of the Company or any of its Subsidiaries from a taxable period that begins after the Closing Date ("Post-Closing Carrybacks"), then Buyer shall be entitled to retain any such refund of Taxes received by

Buyer or shall be entitled to be paid by Holdings any such refund which is actually received by, credited to, or reduces Taxes of Holdings or its Subsidiaries; except that subparagraph (x) above shall apply in lieu of this subparagraph (y) unless, in the case of any Seller Consolidated Return, Buyer shall have obtained the prior written consent of Holdings to the carryback of Post-Closing Carrybacks (which consent shall not be unreasonably withheld) and may be conditioned on the provision of reasonable indemnification against the risk of disallowance of the Post Closing Carrybacks.

         (k) Holdings and Buyer shall each pay one-half of any applicable sales, transfer, recording, deed, stamp and other similar Taxes resulting from the consummation of the transactions contemplated by this Agreement ("Transfer Taxes") (other than the Reorganization Transactions, as to which Holdings shall be responsible for all of such Transfer Taxes).

         (l) Holdings shall cause the payment of any Taxes subject to indemnification under Section 10.13(a) (or Buyer shall cause the payment of any Taxes subject to indemnification under Section 10.13(b)) which arise as a consequence of an audit, administrative, judicial or other proceeding no later than five business days following the later of a "determination" (as defined in Section 1313(a) of the Code) with respect thereto or the preparation of a definitive computation with respect thereto by the applicable taxing authority. In the case of Indemnifiable Losses pursuant to Sections 10.13(a) or 10.13(b) other than Taxes and Indemnifiable Losses pursuant to Sections 10.13(a)(iv) and 10.13(b)(ii), the Indemnifying Party shall pay such Indemnifiable Losses within five business days of the provision of adequate substantiation of the amount of such Indemnifiable Losses and of Holdings' or Buyer's liability therefor.

         (m) No election shall be made under Section 338(g) or Section 338(h)(10) of the Code with respect to the purchase of the Shares of the Company hereunder.

         SECTION 10.14. Foreign Competition Filings. All references to the Canadian Bank Act, the Canadian Competition Act and the German Competition Act set forth herein shall be deemed included in this Agreement only to the extent filing under such Acts are determined to be necessary by Buyer or Holdings.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

                 IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed on its behalf by its duly authorized officers, all as of the day and year first above written.

                                          DS GROUP LIMITED


                                          By:/s/ DAN W. LORDEN
                                          Name:   Dan W. Lorden
                                          Title:  Director


                                          THERMADYNE HOLDINGS CORPORATION


                                          By:/s/ JAMES H. TATE
                                          Name:   James H. Tate
                                          Title:  Senior Vice President and
                                                  Chief Financial Officer

                                          DELORO STELLITE HOLDINGS CORPORATION


                                          By:/s/ JAMES H. TATE
                                          Name:   James H. Tate
                                          Title:  Senior Vice President and
                                                  Chief Financial Officer

                                    ANNEX A


                        MATTERS TO BE COVERED IN OPINION
                         OF WEIL, GOTSHAL & MANGES LLP


                 1. Each of Holdings, the Company and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                 2. The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $.01 per share ("Common Stock"). As of the Closing Date, there were 1,000 shares of Common Stock issued and outstanding.

                 3. Holdings and the Company have all requisite corporate power and authority to execute and deliver the Agreement and to perform their respective obligations thereunder. The execution, delivery and performance of the Agreement by Holdings and the Company and the consummation by Holdings and the Company of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Holdings and the Company. The Agreement has been duly and validly executed and delivered by Holdings and the Company and (assuming the due authorization, execution and delivery thereof by Buyer) constitutes the legal, valid and binding obligation of each of Holdings and the Company, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity, and except that no opinion is rendered with respect to Section 5.17 of the Agreement.

                 4. The execution and delivery of the Agreement, the consummation of the transactions contemplated thereby and compliance by Holdings and the Company with any of the provisions thereof will not conflict with, constitute a default under or violate (i) any of the terms, conditions or provisions of the certificate of incorporation or by-laws of Holdings, the Company or any Subsidiary of the Company, or (ii) any New York, Delaware corporate or federal law or regulation (other than federal and state securities or blue sky laws, as to which we express no opinion).

                 5. No consent, approval, waiver, license or authorization or other action by or filing with any New York, Delaware corporate or United States federal governmental authority is required in connection with the execution and delivery by Holdings and the Company of the Agreement or the consummation by Holdings and the Company of the transactions contemplated thereby except for (i) the applicable requirements of the HSR Act and the Exon-Florio Amendment, (ii) the applicable requirements of federal and state securities or blue sky laws, as to which we express no opinion, and (iii) those already obtained.

                 Weil, Gotshal & Manges LLP may rely on local counsel in connection with any opinions relating to the non-U.S. Subsidiaries of the Company or, alternatively, may arrange for local counsel to render such opinions directly to the Buyer.





                                Annex A - Page 2

                                    ANNEX B


                      MATTERS TO BE COVERED IN OPINION OF
                           SIMPSON THACHER & BARTLETT


                 1. Assuming the due authorization, execution and delivery of the Agreement by Buyer, Holdings and the Company, the Agreement constitutes the legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                 2. The execution and delivery of the Agreement, the consummation of the transactions contemplated thereby and compliance by Buyer with any of the provisions thereof will not conflict with, constitute a default under or violate any New York, Delaware corporate or federal laws or regulations (other than federal and state securities or blue sky laws, as to which we express no opinion).

                 3. No consent, approval, waiver, license or authorization or other action by or filing with any New York, Delaware corporate or United States federal governmental authority is required in connection with the execution and delivery by Buyer of the Agreement or the consummation by Buyer of the transactions contemplated thereby, except for (i) the applicable requirements of the HSR Act ad the Exon-Florio Amendment and
(ii) the applicable requirements of federal and state securities or blue sky laws, sa to which we express no opinion.

                                    ANNEX C


                      MATTERS TO BE COVERED IN OPINION OF
                                 ALLEN & OVERY


                 1. Buyer is a corporation duly organized, validly existing and in good standing under the laws of England and Wales and has all requisite power and authority as a corporation to own, lease and operate its properties and to carry on its business as now being conducted.

                 2. Buyer has all requisite corporate power and authority to execute and deliver the Agreement and to perform its obligations thereunder. The execution, delivery and performance of the Agreement by Buyer and the consummation by Buyer of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Buyer. The Agreement has been duly and validly executed and delivered by Buyer.

                 3. The execution and delivery of the Agreement, the consummation of the transactions contemplated thereby and compliance by Buyer with any of the provisions thereof will not conflict with, constitute a default under or violate (i) any of the terms, conditions or provisions of the charter or by-laws of Buyer, or (ii) the laws of England and Wales applicable to companies generally.

                 4. No consent, approval, waiver, license or authorization or other action by or filing with any governmental authority in England or Wales is required in connection with the execution and delivery by Buyer of the Agreement or the consummation by Buyer of the transactions contemplated thereby.